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TABLE OF CONTENTS

FILE PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-118859

PACIFIC COAST NATIONAL BANCORP
A proposed bank holding company for

PACIFIC COAST NATIONAL BANK
(In Organization)

COMMON STOCK UP TO 1,900,000 SHARES

        We are offering for sale a minimum of 1,700,000 and a maximum of 1,900,000 shares of our common stock at a price of $10.00 per share to raise the money to organize Pacific Coast National Bank, a new national bank in organization to be headquartered in San Clemente, California, with a full service banking office in Encinitas, California. We will be the holding company and sole shareholder of Pacific Coast National Bank after it is organized. Prior to this offering, we have not conducted active business operations and have issued no shares. Upon issuance, we have no current plans to list our shares on any national stock exchange although we expect to have at least one company making a market in our shares.

        To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that Pacific Coast National Bank opens for business.

        The offering is expected to end on March 31, 2005. However, we may, in our sole discretion, end the offering prior to March 31, 2005 or extend it for additional periods, but not beyond September 30, 2005. We reserve the right to reject, in whole or in part, any subscription for shares of our stock. We will offer and sell our common stock on a best-efforts basis through our organizers and directors, subject to compliance with applicable federal and state securities laws. In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our organizers and directors is currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are unavailable. No organizer, director, broker-dealer or any other person or entity will receive any commission or other compensation in connection with these activities. The organizers intend to subscribe for an aggregate of 294,950 shares of the common stock sold in this offering.

        All subscription funds will be held in an escrow account at TIB—The Independent BankersBank, which will act as the escrow agent. The escrow agent will hold the subscription funds until we accept subscriptions for at least 1,700,000 shares and notify the escrow agent that we have received all required regulatory approvals to organize Pacific Coast National Bank. If we are unable to sell at least 1,700,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with any interest earned thereon without deduction for expenses. We will be unable to use any subscription funds until they are released from escrow. Except as provided above, any interest earned on the subscription funds held in escrow will be retained by Pacific Coast National Bancorp.

        Our organizers are advancing to us the funds necessary to cover the expenses incurred in connection with the organization of Pacific Coast National Bancorp and Pacific Coast National Bank, and are providing limited guarantees with respect to amounts loaned to us for these purposes. In addition, our organizers and directors are expending substantial time and effort in connection with our organizational activities. In exchange for undertaking these obligations, in addition to any shareholder warrants to which they may be entitled, the organizers and directors will receive, in the aggregate, warrants to purchase 234,000 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised at any time within 10 years of the date that Pacific Coast National Bank opens for business.

        Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

        An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled "Risk factors" beginning on page 8.

        The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other regulatory body. Any representation to the contrary is a criminal offense.

        The following table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

	Per share	Total minimum	Total maximum
Subscription price	$10.00	$17,000,000	$19,000,000
Underwriting fees and commissions	—	—	—
Proceeds to Pacific Coast National Bancorp(1)	$10.00	$17,000,000	$19,000,000

(1)
Before deducting organizational and other pre-opening expenses consisting of, among others, legal and accounting fees, and printing, distribution and marketing expenses, estimated to total approximately $2.1 million.

The date of this prospectus is November 10, 2004.

SUMMARY

        The information that follows highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that is important to you. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully.

Pacific Coast National Bancorp and Pacific Coast National Bank

        We are a California corporation that was incorporated on July 2, 2003 to organize and serve as the holding company for Pacific Coast National Bank, a national bank in organization. Pacific Coast National Bank will be a full-service commercial bank headquartered in San Clemente, California, with a full-service banking office in Encinitas, California. The Bank will initially serve San Clemente, Encinitas and its neighboring communities and intends to offer a broad range of commercial and consumer banking services to small and medium-sized businesses, professionals and individuals who we believe will be particularly responsive to the style of service which the Bank intends to provide to its customers. We believe that local ownership and control will allow Pacific Coast National Bank to serve customers more efficiently and effectively and will aid in our growth and success. The Bank intends to compete on the basis of providing a unique and personalized banking experience combined with a full range of services, customized and tailored to fit the needs of the client.

        Pacific Coast National Bank's and our principal business office will be located at 905 Calle Amanecer, Suite 100, San Clemente, California. The Bank will also operate another full-service banking office at 499 North El Camino Real, Suite C-100, Encinitas, California, located at the intersection of North El Camino Real and Garden View, to serve the expanding Encinitas market. Organizational activities are being conducted from 1291 Puerta del Sol, Suite 200, San Clemente, California 92673-6310 (Tel: (949) 361-4300).

        To date, our sole operations have been directed toward preparing and filing applications with various bank regulatory authorities for permission to organize a national bank and a bank holding company, and taking all other actions necessary to organize and charter Pacific Coast National Bank, including those related to raising capital as a result of this offering. On June 2, 2004, we filed an application with the Office of the Comptroller of the Currency (Comptroller) to organize a new national bank in San Clemente, California and with the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance. We have received the preliminary approval of the Comptroller to organize a new national bank, and our FDIC application is pending. While FDIC approval is not assured, we have no reason to believe that the approvals will not be forthcoming.

        During the period between preliminary regulatory approval and the commencement of banking operations, we will be engaged in raising the capital necessary to open the Bank. In addition, the Bank will be engaged in such activities as the build-out of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer system and operating software. We would not expect to receive final approvals before the completion of the offering and a satisfactory pre-opening examination. We cannot assure you, however, that the Bank will be able to open for business when anticipated.

Management

        Our organizers and the persons who are proposed to become the initial board of directors of Pacific Coast National Bancorp and Pacific Coast National Bank are engaged in a broad range of commercial, professional and community-oriented activities and have strong professional and personal ties to the banking market we will be serving. We will draw upon their knowledge of the business community in the development of its business. The members of the Bank's executive management team each have extensive banking experience in the Southern California banking market. The organizers and proposed directors possess a wide spectrum of banking and business experience and were carefully chosen, taking into account personal and professional strengths, contacts and reputation. They will each be expected to attract clients through their own personal and professional networks.

Why we are organizing a new bank

        Our proposed banking market consists of two segments: the San Clemente area, where our main office will be located, and the Encinitas area, where our branch office will be located. We believe that this banking market represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally-owned and operated community bank. As a community bank, Pacific Coast National Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within our banking market.

        San Clemente and Encinitas are both undergoing positive economic changes and are capitalizing on the opportunities associated with such changes. The San Clemente and Encinitas populations and median incomes continue to expand as a result of the migration and relocation of higher paid individuals from adjacent metropolitan employment centers. Many of these individuals are seeking a "quality of life" improvement in these less urban enclaves. The business sector has followed in sufficient mass that these transplanted individuals are seeking (and finding) employment opportunities.

        Generally speaking, those who have higher incomes tend to seek out financial institutions that are committed to delivering quality service. This being the case, the San Clemente facility will be located in an area that has a high percentage of residents with above average family incomes. We believe that this will translate into marketing opportunities for the Bank.

        More specifically, the San Clemente area has experienced substantial population growth over the last decade and is projected to continue to grow at a rate of approximately 8.2% over the next five years. Likewise, the Encinitas sector is expected to experience population growth of approximately 8.8% over the next five years. In addition to the population growth, the residents of the San Clemente area are expected to enjoy an increase of approximately 27.0% in per capita income over the next five years while the median household income of Encinitas residents is expected to reach more than $70,157 over the same period.

        Finally, in both areas, the median price of a single-family home is expected to increase by approximately 21% between 2003 and 2008. All of the projected growth rates shown above are based on forecasts developed by ESRI Business Information Systems. These forecasts were prepared for, and paid for by, us in connection with the consulting services rendered by Bankmark as a part of the bank regulatory application process. Through our strategically located banking offices, we believe that we will be able to capitalize on the opportunities expected to develop in these markets.

        Although we would compete with a number of other financial institutions, the majority of assets in our banking market are held in financial institutions that are not locally owned and operated. By creating a locally-owned and locally-managed bank that is sensitive and responsive to the needs of the community, we believe that there is an opportunity for Pacific Coast National Bank to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks, all of which have headquarters, ownership and executive decision-makers located outside of our local marketplaces.

        We recognize that most of our competitors have substantially greater resources and lending limits than Pacific Coast National Bank will have and provide other services, such as extensive and established branch networks and trust services, that the Bank does not expect to provide initially. As a result of these competitive factors, the Bank may have to pay higher interest rates to attract depositors or extend credit with lower rates to attract borrowers.

Executive officers, directors and organizers

        Our management team is led by Colin Forkner, Michael Hahn, Richard Grinyer and Terry Stalk. Mr. Forkner is the Chief Executive Officer of Pacific Coast National Bancorp and the proposed Chief Executive Officer of Pacific Coast National Bank. He has 40 years of banking experience and has held senior executive management positions with Security Pacific Corporation, Bank of California and Northern Trust Bank of California. He recently retired as President and Chief Executive Officer of California First National Bank, a bank for which he also served as a founding organizer.

        Michael S. Hahn is the President of Pacific Coast National Bancorp and the proposed President and Chief Operating Officer of Pacific Coast National Bank. Mr. Hahn has been in banking for more than 20 years, most of which has been with financial institutions operating within our proposed market area. Most recently, he was employed by Union Bank of California where he managed Coastal Business Banking in Oceanside, California. This office oversaw the business banking for 21 banking offices of Union Bank of California in both South Orange and Coastal North San Diego County.

        Richard Grinyer is the proposed Executive Vice President and Chief Credit Officer of Pacific Coast National Bank and the Executive Vice President of Pacific Coast National Bancorp. Mr. Grinyer has more than 28 years of banking experience, all of which have been in San Diego County. During his banking career, Mr. Grinyer has served in numerous management and lending officer capacities with Union Bank of California, California Bank & Trust, El Dorado Bank and Bank of America.

        Terry Stalk is the proposed Executive Vice President and Chief Financial Officer of Pacific Coast National Bank. Ms. Stalk has 30 years of banking experience, most recently with Hawthorne Savings, FSB, a $2.4 billion asset federal savings bank. Pacific Coast National Bank expects also to hire other experienced lending officers prior to the date the Bank opens for business.

        Our board of directors consists of the following twelve individuals:

• Michael Cummings	• Michael Hahn	• James W. Shute
• David E. Davies	• David Johnson	• John Vuona
• Fred A. deBoom	• Dennis C. Lindeman
• Colin Forkner	• Donald R. Mealing
• Richard Grinyer	• Denis Hugh Morgan

        In addition, the following individuals who will not serve as directors or executive officers are serving as organizers of Pacific Coast National Bancorp and Pacific Coast National Bank: Nanette Barbour, Dominic Burtech, Michael J. Crain, Walter Grinyer, Benjamin Hemeyer, Richard Kay, Jr., John Kennedy, R. D. King, William J. Lang, John Najjar, Stephen Pezman, Hans Schroeder, Charles Speck, Leonard Yamamoto, Jennifer Navarro-Yhap and Benjamin Yhap. Each of these individuals is playing an important role as we develop our business plan and corporate policies prior to commencing active banking operations in early 2005. Each of these individuals expects to continue his or her service to the Bank as a member of the Organizers Advisory Committee after we open the Bank.

        The Organizers Advisory Committee will be comprised of a combination of Bank organizers who are not serving as directors and community leaders from the primary market areas that we serve. The primary function of the committee will be to assist management and the board of directors of the Bank in implementing our strategic vision and purpose in the marketplace. In addition, the committee is expected to help the Bank to delineate programs, activities and resources that will generate bank deposits and loans in the markets that we serve.

        Our directors, organizers and executive officers are experienced bankers or local business and community leaders. We believe that their business experience and relationships will enable them to assist the Bank in developing and maintaining a loyal customer base. We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

        Our directors and organizers intend to purchase an aggregate of approximately 294,950 shares of the common stock offered by this prospectus. These shares represent approximately 17.35% of the minimum and 15.52% of the maximum number of shares to be sold in the offering. However, the organizers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize the Bank. All purchases made by our directors and organizers will be made for investment purposes and not with a view to distribution.

Warrants

        We expect to fund our organizational and other pre-opening expenses from direct cash advances made by our organizers and from draws under a line of credit extended to us by TIB—The Independent BankersBank. Each of our organizers will be providing a limited guarantee of the amounts drawn under the line of credit. We expect to incur approximately $2.1 million in organizational and other pre-opening expenses and describe them more fully in the section titled "Use of proceeds—Organizational expenses," beginning on page 19. In the event that Pacific Coast National Bank does not open, our organizers will bear the risk of loss with respect to the direct cash advances and may be pursued by TIB—The Independent BankersBank with respect to any funds advanced under the pre-opening line of credit.

        We also recognize that our organizers and proposed directors have played, and will continue to play, a critical role in the organizational process. Accordingly, in recognition of the expertise imparted and the time expended, and to be expended, by each of our organizers and proposed directors in the organizational process, as well as the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 234,000 warrants to our organizers and proposed directors. Each of our organizers, other than Dennis Lindeman, who is contributing his time and expertise and placing funds "at risk" by means of the direct cash advances and limited guaranties, will receive warrants to purchase 10,000 shares of our common stock. Mr. Lindeman, who is the proposed Chairman of Pacific Coast National Bancorp and Pacific Coast National Bank, has contributed significantly more time and effort during the organizational process than any other organizer who is not slated to be a senior executive officer of the Bank. Accordingly, for his efforts and the funds that he is placing "at risk" by means of direct cash advances and limited guaranties, Mr. Lindeman will receive warrants to purchase 14,000 shares of our common stock. Finally, five of the proposed initial directors of Pacific Coast National Bank are not organizers of the proposed bank. However, each has imparted expertise and expended considerable time and effort during the organizational process and will receive warrants to purchase 4,000 shares of common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the Bank opens for business.

        We also recognize that our initial shareholders will be accepting additional financial risk in investing in Pacific Coast National Bancorp from inception. Accordingly, after Pacific Coast National Bank opens for business, we will issue to each initial shareholder warrants to purchase one share of common stock for every five shares of common stock that he or she purchases in the offering. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that the Bank opens for business. If we sell 1,700,000 shares in this offering, the minimum offering amount, we will issue, in the aggregate, approximately 340,000 warrants to our initial shareholders. If we sell 1,900,000 shares in this offering, the maximum offering amount, we will issue, in the aggregate, approximately 380,000 warrants to our initial shareholders.

        Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value.

Stock options

        We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by Pacific Coast National Bancorp and the Bank. The plan will have a term of 10 years. The board of directors will reserve a number of shares equal to 21.0% of the number of shares sold in the offering for issuance to our executive officers under the stock incentive plan.

        When the Bank opens for business, we intend to issue options to purchase shares of common stock to Colin Forkner, Michael Hahn, Richard Grinyer and Terry Stalk. Messrs. Forkner, Hahn and Grinyer would each receive a number of options equal to 4% of the number of shares issued in the offering, and Ms. Stalk would receive a number of options equal to 2.5% of the number of shares issued in the offering. We expect all of these options to be incentive stock options. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective executive officers and employees of Pacific Coast National Bancorp or the Bank at the discretion of our board of directors.

Products and services

        Pacific Coast National Bank will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. The Bank will emphasize personalized banking services to small- to medium-sized businesses, independent single-family residential, and commercial contractors and consumers. Lending services will include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. The Bank will offer a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of its customers, the Bank will also offer credit and debit cards, automatic transfers, travelers' checks, domestic and foreign wire transfers, cashier's checks and personalized checks. These services are expected to be provided through a variety of delivery systems including full-service offices, night depositories, automated teller machines, private banking, telephone banking and Internet banking.

Philosophy and strategy

        Pacific Coast National Bank will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors.

        To carry out our philosophy, our business strategy will involve the following:

  •
  Capitalizing on the diverse community involvement, professional expertise and personal and business contacts of our directors and executive officers;

  •
  Hiring and retaining experienced and qualified banking personnel;

  •
  Providing individualized attention with consistent, local decision-making authority;

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  Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services;

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  Operating from highly visible and accessible banking offices in close proximity to a concentration of targeted commercial businesses and professionals;

  •
  Attracting our initial customer base by offering competitive interest rates on our deposit accounts;

  •
  Encouraging our initial shareholders to become customers by offering additional incentives; and

  •
  Implementing a strong marketing program.

Terms of the offering

        We are offering for sale a minimum of 1,700,000 and a maximum of 1,900,000 shares of our common stock at an offering price of $10.00 per share. The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers and initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan. See "Description of Common Stock—Warrants," beginning on page 49 and "Management—Stock incentive plan," beginning on page 44.

        To participate in the offering, you must subscribe to purchase at least 250 shares. The offering price will be payable at the time that the subscription is made. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts. We also reserve the right to reject, in whole or in part, any subscription for shares of our common stock. In addition to any shares that you purchase in the offering, after Pacific Coast National Bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that the Bank opens for business. See "Description of Common Stock—Warrants," beginning on page 49.

        We will offer and sell our common stock on a best-efforts basis through our organizers and directors, subject to compliance with applicable federal and state securities laws. In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our organizers and directors is currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are unavailable. No organizer, director, broker-dealer or any other person or entity will receive any commission or other compensation in connection with these activities, including for soliciting sales of our common stock in the offering. However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering. See "The Offering—Plan of distribution,"beginning on page 16.

Offering termination date

        We expect the offering to end on March 31, 2005. However, we may elect to extend the offering, in our sole discretion, but not beyond September 30, 2005. In addition, we reserve the right to end the offering at any time before March 31, 2005 if we have received subscriptions for at least 1,700,000 shares and determine that the total amount of subscriptions will provide adequate capitalization for Pacific Coast National Bank after payment of organizational expenses. We may, in our sole discretion, conduct multiple closings of the offering once the minimum offering amount is raised and we have received all required regulatory approvals to organize the Bank.

How to subscribe

        Each prospective investor who (together with the investor's affiliates) desires to purchase 250 or more shares should do the following:

  •
  Complete, date and sign the subscription agreement that accompanies this prospectus and deliver the completed subscription agreement as follows:

    BY HAND DELIVERY OR FIRST CLASS MAIL:
    Michael S. Hahn
    Pacific Coast National Bancorp
    1291 Puerta del Sol, Suite 200
    San Clemente, California 92673-6310

  •
  Make a check payable to "TIB—The Independent BankersBank—Escrow Account for Pacific Coast National Bancorp" in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed and deliver the completed subscription agreement as follows:

    BY HAND DELIVERY:
    TIB—The Independent BankersBank
    Escrow Account for Pacific Coast National Bancorp
    350 Phelps Drive, Suite 200
    Irving, Texas 75038

    BY FIRST CLASS MAIL:
    TIB—The Independent BankersBank
    Escrow Account for Pacific Coast National Bancorp
    P.O. Box 560528
    Dallas, Texas 75356-0528

        When we receive your subscription agreement, it will become binding on you and irrevocable.

Escrow arrangements

        Since we cannot open Pacific Coast National Bank until we receive all regulatory approvals required to organize the Bank, all subscription funds will be held in an escrow account at TIB—The Independent BankersBank, which will act as escrow agent. The escrow agent will hold all subscription funds until we receive subscriptions for at least 1,700,000 shares and notify the escrow agent that we have received all required regulatory approvals to organize the Bank. If we are unable to sell at least 1,700,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with any interest earned thereon without deduction for expenses.

        All subscription funds will be paid to us to the extent that we accept the subscription agreement. If we reject, in whole or in part, a subscriber's subscription agreement, we will promptly return the subscription funds attributable to the rejected subscription. Any interest earned on the subscription funds held in escrow will be retained by Pacific Coast National Bancorp to defray organizational expenses, except as provided above.

Use of proceeds

        Subject to regulatory approval, we intend to use the proceeds of this offering to capitalize Pacific Coast National Bank and to repay the funds advanced by our organizers to cover our organizational and other pre-opening expenses. We expect to utilize at least $14.5 million of the proceeds from the sale of our common stock to capitalize the Bank. The Bank, in turn, will use the proceeds to provide working capital to be used for business purposes, including paying salaries, and for making loans to customers and other investments. We may retain at the holding company level any excess proceeds to use for future working capital needs. See "Use of proceeds," beginning on page 18.

Organizational expenses

        We expect to incur approximately $2.1 million in organizational and other pre-opening expenses, which are described more completely in the section titled "Use of Proceeds—Organizational expenses," beginning on page 19. We have funded, and will continue to fund, our operations from draws under a line of credit extended to us by TIB—The Independent BankersBank and guaranteed by our organizers, or by direct cash advances from our organizers. These amounts will be repaid from the proceeds of the offering unless we are unable to sell at least 1,700,000 shares of common stock or fail to receive all regulatory approvals required to organize Pacific Coast National Bank. In this case, our organizers would bear the risk of loss with respect to any direct cash advances made by them and TIB—The Independent BankersBank may pursue our organizers under the limited guarantees with respect to any advances made to us under the pre-opening line of credit.

RISK FACTORS

        The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment. Before making any investment decision, we urge you to carefully read the entire prospectus, including the cautionary statement following these risk factors regarding the use of forward-looking statements.

We must receive regulatory approvals before the Bank may open for business.

        To commence operations as a national bank and a bank holding company, respectively, Pacific Coast National Bank and Pacific Coast National Bancorp must obtain regulatory approvals from the Comptroller, the FDIC and the Board of Governors of the Federal Reserve System (Federal Reserve). While final approval of our regulatory applications is not assured, we have no reason to believe that these approvals will not be forthcoming.

We must satisfy certain conditions following preliminary regulatory approval before the Bank may open for business.

        Although we have received preliminary regulatory approval of our bank charter application, the approval is subject to certain conditions including, among others, that we capitalize the Bank with at least $14.4 million within one year following preliminary approval and open the Bank within 18 months following preliminary approval. We cannot assure you that we will be able to satisfy all of the conditions imposed by the regulators in connection with their approvals. If we fail to satisfy all of these conditions within the applicable time periods, our approvals will expire. In addition, if the conditions imposed by the regulatory agencies delay the anticipated date of commencing banking operations, we will incur additional organizational expenses, which will result in additional losses. See "—Any delay in beginning banking operations will result in additional losses," below.

Any delay in beginning banking operations will result in additional losses.

        Any delay in opening Pacific Coast National Bank for business will increase organizational expenses and postpone realization of potential revenues. This will cause the accumulated deficit from organizational expenses to increase, because we must continue to pay salaries and other operating expenses during this period. We expect, but cannot assure you, that we will receive final regulatory approval and open for business during the first quarter of 2005.

We have no operating history upon which to base an estimate of our future financial performance.

        We do not have any operating history on which to base any estimate of our future earnings prospects. Pacific Coast National Bancorp was only recently formed, and Pacific Coast National Bank will not receive final regulatory approval to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in Pacific Coast National Bancorp.

We expect to incur losses during our initial years of operations.

        At June 30, 2004, we had an accumulated deficit account of $678,649, which represents a portion of the $2.1 million of estimated organizational and other pre-opening expenses. After Pacific Coast National Bank opens, our success will depend, in large part, on our ability to address the problems, expenses and delays frequently associated with new financial institutions and the ability to attract and retain deposits and customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations. In addition, to gain market share as a newly-

organized bank, the Bank may be required to pay higher interest rates to attract deposits or extend credit at lower rates to attract borrowers, which may decrease our profitability or prevent us from becoming profitable. We cannot assure you that we will ever become profitable. If we are ultimately unsuccessful, you may lose part or all of the value of your investment. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Proposed Business," beginning on pages 21 and 24, respectively.

Failure to implement our business strategies may adversely affect our financial performance.

        We have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which, in turn, could have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, we cannot assure you that our strategies will have the favorable impact that we anticipate. Furthermore, while we believe that our business plan is reasonable and that our strategies will enable us to execute our business plan, we have no control over the future occurrence of certain events upon which our business plan and strategies are based, particularly general and local economic conditions that may affect Pacific Coast National Bank's loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses. See "Proposed Business—Business strategy" on page 26.

Our profitability will be affected by the ability of Bank management to measure and limit credit risk associated with the Bank's loan portfolio.

        As a material part of its business plan, the Bank will make commercial, consumer, commercial and resident real estate and construction loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions and general economic conditions.

        Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower's ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property. Additional factors related to the credit quality of construction loans include fluctuations in the value of real estate and new job creation trends.

        Many of the Bank's anticipated loans will be made to small and medium sized businesses that are less able to withstand competitive, economic and financial pressures that larger borrowers.

        If the Bank is unable to effectively measure and limit the risk of default associated with its loan portfolio, our profitability will be adversely impacted.

Our emphasis on commercial business and commercial real estate lending may result in greater credit risk.

        We expect that commercial business and commercial real estate lending will comprise more than 60% of our loan portfolio, which may result in greater risk for the Bank. Generally, commercial loans are considered to be riskier than residential mortgage or construction loans or consumer loans because they have larger balances to a single borrower or group of related borrowers. In addition, the borrower's ability to repay a commercial loan depends, in many cases, on the successful operation of the business or the property securing the loan. Because these types of loans are considered to be riskier than residential mortgage or construction loans or consumer loans, we will be required to reserve greater amounts in our loan loss allowance in anticipation of the higher credit losses. If we underestimate the credit risk associated with these lending activities, our actual loan losses may exceed the amounts reserved against the loans, in which case our profits and financial condition would be adversely affected.

Departures of our key personnel or directors may impair our operations.

        Our success will depend in large part on the services and efforts of our key personnel and on our ability to attract, motivate and retain highly qualified employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

        In particular, we believe that retaining Colin Forkner, Michael Hahn, Richard Grinyer and Terry Stalk are important to our success. If any of these persons leaves his or her position with Pacific Coast National Bank for any reason, our financial condition and results of operations may suffer.

        If the services of any of our key personnel should become unavailable for any reason, or if the regulatory agencies should require the employment of additional persons to fill positions at Pacific Coast National Bank, the Bank would be required to employ other persons to manage and operate the Bank, and we cannot assure you that the Bank would be able to employ qualified persons on terms acceptable to it. If the services of any of our key personnel should become unavailable prior to the time the Bank commences operations, its ability to begin banking operations would likely be adversely affected.

        Additionally, our directors' and organizers' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer. See "Management" on page 31.

We will face intense competition from a variety of competitors.

        The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. See "Proposed Business—Market opportunities—Competition," beginning on page 25. If this competition forces us to offer aggressive loan and deposit rates or otherwise incur higher funding costs, our profitability will be diminished.

        Many of our competitors will be larger than we will be initially and will have greater financial and personnel resources. Many of our competitors will have established customer bases and offer services, such as extensive and established branch networks and trust services that we either do not expect to provide or will not provide for some time. Also, some competitors will not be subject to the same degree of regulation as Pacific Coast National Bank will be and thus may have a competitive advantage over the Bank.

        We believe that the Bank will be a successful competitor in the area's financial services market. However, we cannot assure you that the Bank will be able to compete successfully with other financial institutions serving our target banking market. An inability to compete effectively could be expected to have a material adverse effect on the Bank's growth and profitability.

Our legal lending limits may impair our ability to attract borrowers.

        During its initial years of operations, Pacific Coast National Bank's legally mandated lending limits will be lower than those of many of its competitors because the Bank will have less capital than many of its competitors. The lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict the Bank's ability to establish relationships with larger businesses in our area. See "Proposed Business," beginning on page 24.

An economic downturn, especially one affecting our primary service areas, may have an adverse effect on our financial performance.

        Our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of our larger competitors, the majority of our borrowers and depositors will be individuals and businesses located or doing business in our local banking market. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in our local banking market could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Pacific Coast National Bank. See "Proposed Business," beginning on page 24.

Monetary policy and other economic factors could adversely affect Pacific Coast National Bank's profitability.

        Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the ability of Pacific Coast National Bank and other banks to attract deposits. The foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the ability of the Bank to maintain an interest margin sufficient to result in operating profits. See "Proposed Business," beginning on page 24, and "Supervision and Regulation," beginning on page 53.

Our common stock is not an insured deposit.

        Your investment in Pacific Coast National Bancorp would not be a bank deposit and would not be insured or guaranteed by the FDIC or any other government agency. Your investment would be subject to investment risk, and you must be capable of affording the loss of your entire investment.

Your share ownership may be diluted in the future.

        We intend to issue warrants or stock options to our organizers, executive officers and initial shareholders. If the organizer/director warrants or stock options are exercised, your share ownership will likely be diluted. In addition, if you do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will likely be diluted.

        Finally, our articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, but do not provide for preemptive rights. Any authorized, but unissued shares following the offering will be available for issuance by our board of directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Pacific Coast National Bancorp.

We could be negatively affected by changes in interest rates.

        Pacific Coast National Bank's profitability (and, therefore, our profitability) depends, among other things, on its net interest income, which is the difference between the income that the Bank earns on its interest-earning assets, such as loans, and the expenses that the Bank incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit. Changes in the general level of interest rates and other economic factors can affect the Bank's net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities.

        Changes in the general level of interest rates also affect, among other things, the Bank's ability to originate loans, the value of interest-earning assets and its ability to realize gains from the sale of such assets, the average life of interest-earning assets and its ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond the Bank's control. Because fluctuations in interest rates are not predictable or controllable, we cannot assure you that the Bank will continue to achieve positive net interest income.

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

        Because we have no operating history, we could not set our offering price of $10.00 per share with reference to historical measures of our financial performance. Therefore, we set the offering price arbitrarily, and the exercise price of the organizer/director warrants and employee stock options was determined based on the offering price. The exercise price of the initial shareholder warrants was determined arbitrarily by our organizers. We did not retain an independent investment banking firm to assist in determining the offering price or the exercise price of the options or warrants, and these prices bear no relationship to our assets, book value, net worth or any other recognized criteria of value. We cannot assure you that you will be able to resell any shares that you may buy in this offering at a price higher than the offering price. See "Determination of Offering Price," beginning on page 17.

Our ability to pay dividends is limited.

        We expect initially to have no material source of income other than dividends that we receive from Pacific Coast National Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank's ability to pay dividends to us. The board of directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends. See "Description of Common Stock—Dividends" on page 50.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

        Banking organizations such as Pacific Coast National Bancorp and Pacific Coast National Bank are subject to extensive federal and state regulation and supervision. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. We cannot assure you that any change in the regulatory structure or the applicable statutes and regulations will not materially and adversely affect the business, condition or operations of Pacific Coast National Bancorp or Pacific Coast National Bank or benefit competing entities that are not subject to the same regulations and supervision. For a discussion of some of the laws and regulations applicable to Pacific Coast National Bancorp and Pacific Coast National Bank, see the section titled "Supervision and Regulation," beginning on page 53.

We may not be able to raise additional capital on terms favorable to us.

        In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

The book value of our common stock will be immediately reduced when Pacific Coast National Bank opens.

        At June 30, 2004, we had an accumulated deficit of approximately $678,649, principally resulting from the organizational expenses that we have incurred. We expect to incur a total of $2.1 million of organizational and other pre-opening expenses. When Pacific Coast National Bank opens, these expenses will result in an immediate reduction in our shareholders' equity, which, depending on the amount of capital raised, we expect will result in a reduction in book value of between $1.10 and $1.23 per share. See "Capitalization" on page 21.

The liquidity of our common stock will be affected by its limited trading market.

        Our shares will not qualify, upon issuance, for listing on any national securities exchange, and we cannot assure you that our shares will ever be listed on a national securities exchange. However, we expect that our shares will be traded on the OTC Bulletin Board or "pink sheets" and that at least one company will make a market in our common stock. Because our shares will not be listed on a national securities exchange, we cannot assure you that a broadly followed, established trading market for our common stock will ever develop or be maintained. Furthermore, we cannot assure you that at least one company will continue to make a market in our shares for as long as we are quoted on the OTC Bulletin Board. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. In addition, active trading markets tend to reduce the bid-ask spreads for sales transactions. On the other hand, the absence of an active trading market would reduce the liquidity, and have an adverse effect on the market value of our shares. In addition, if we would cease to be quoted on the OTC Bulletin Board, shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock likely would decline.

Our articles of incorporation and bylaws and the laws of the State of California contain provisions that could make a takeover more difficult.

        Our articles of incorporation and bylaws, and the corporate laws of the State of California, include provisions designed to provide our board of directors with time to consider whether a hostile takeover offer is in our company's and shareholders' best interests, but could be utilized by our board of directors to deter a transaction that would provide shareholders with a premium over the market price of our shares. These provisions include the availability of authorized, but unissued shares, for issuance from time to time at the discretion of our board of directors; bylaws provisions enabling our board of directors to increase the size of the board and to fill the vacancies created by the increase; bylaw provisions establishing advance notice procedures with regard to business to be presented at a shareholder meeting or to director nominations (other than those by or at the direction of the board); and "change in control" provisions in the employment agreements of each of our four senior executive officers providing for lump sum cash payments of 199% of each officer's base compensation. The California Corporations Code also contains provisions intended to protect shareholders and prohibit or discourage various types of hostile takeover activities.

        These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances where our shareholders might otherwise receive a premium over the market price of our shares. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

Our directors and executive officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

        Immediately following the offering, we expect that our directors, executive officers and organizers will own 294,950 shares of our common stock, which represents 17.35% of the minimum and 15.52% of the maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants to our directors and organizers and stock options to our executive officers. If our directors and organizers exercised all of their organizer and shareholder warrants, our directors, executive officers and organizers would own shares upon exercise representing as much as 29.50% of our then existing outstanding common stock. Moreover, although the employee stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our executive officers, our directors, executive officers and organizers would own shares upon exercise representing as much as 37.26% of our then existing outstanding common stock.

        Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over the management and affairs of Pacific Coast National Bancorp and Pacific Coast National Bank. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders. See "Selected provisions of our articles of incorporation and bylaws," beginning on page 51.

We may be required to change the name of our Bank or incur litigation expenses.

        Pacific Coast Bankers' Bank has demanded that we discontinue the use of the name "Pacific Coast National Bank" because of the intellectual property rights that it asserts with respect to the name. We have notified Pacific Coast Bankers' Bank that we have no plans to change the Bank's name at this time and do not agree with its assertions of common law rights. If this claim results in litigation, we may be required to incur significant expenses in defending the use of the Bank's name and cannot assure you that we would ultimately be successful. If we elect, or are required, to change the Bank's name, we may incur significant expenses to generate new brand awareness or for other marketing purposes related to the name change. Any amounts expended for litigation or creating brand awareness for a new bank name would be expected to increase the losses anticipated during our initial years of operations or diminish our profitability. In addition, if we change our name, we will lose any benefits associated with the expenses that we have incurred to develop the Bank's logo, conduct marketing activities and build brand awareness for the name Pacific Coast National Bank and print supplies. As of September 30, 2004, we have out-of-pocket expenses for printing and development of the logo, which totaled approximately $33,200.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes various forward-looking statements about Pacific Coast National Bancorp and Pacific Coast National Bank that are subject to risks and uncertainties. Forward-looking statements include information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "may increase," "may fluctuate" and similar expressions of future or conditional verbs such as "will," "should," "would," and "could" are generally forward-looking in nature and not historical facts.    Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expected in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in the section entitled "Risk Factors," beginning on page 8. We urge you to carefully consider these factors prior to making an investment in our common stock. However, it is not possible to foresee or identify all such factors. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement. The safe harbor provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the offering.

THE OFFERING

General

        We are offering for sale a minimum of 1,700,000 shares and a maximum of 1,900,000 shares of our common stock at a price of $10.00 per share, for an aggregate minimum price of $17,000,000 and an aggregate maximum price of $19,000,000. To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts.

        In addition to any shares that you purchase in the offering, after Pacific Coast National Bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that Pacific Coast National Bank opens for business. See "Description of Common Stock—Warrants, " beginning on page 49.

        Finally, our organizers are advancing to us the funds necessary to cover the expenses incurred in connection with the organization of Pacific Coast National Bancorp and Pacific Coast National Bank, or are providing limited guarantees with respect to amounts loaned to us for these purposes, we will also issue warrants to our organizers. In addition, our organizers and directors are expending substantial time and effort in connection with our organizational activities.    In exchange for undertaking these obligations, in addition to any shareholder warrants to which they may be entitled, the organizers and directors will receive, in the aggregate, warrants to purchase 234,000 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that Pacific Coast National Bank opens for business. See "Description of Common Stock—Warrants," beginning on page 49.

Organizers' subscriptions

        Our organizers intend to purchase an aggregate of approximately 294,950 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 17.35% of the minimum and 15.52% of the maximum number of shares to be sold. However, the organizers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize Pacific Coast National Bank. All purchases made by our directors and organizers will be made for investment purposes and not with a view to distribution.

Offering period

        The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., San Clemente, California time on March 31, 2005, whichever occurs first. At our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond September 30, 2005. We also reserve the right to end the offering at any time prior to March 31, 2005 after we have received subscriptions for at least 1,700,000 shares, if we determine that the total amount of subscriptions will provide adequate capitalization for Pacific Coast National Bancorp and the Bank after payment of organizational and other pre-opening expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "expiration date." We may, in our sole discretion, conduct multiple closings of the offering once the minimum offering amount is raised and we have received all required regulatory approvals to organize the Bank.

Acceptance of subscriptions

        We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,700,000 shares. We will notify all subscribers within 10 business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

        We will promptly deposit all offering proceeds in an escrow account with our escrow agent, TIB—The Independent BankersBank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed or passed upon the merits of our common stock. Any interest earned on the subscription funds held in escrow will be retained by Pacific Coast National Bancorp to defray organizational expenses, except as provided in the following section.

Release from escrow

        Subscription proceeds will be released from escrow to us upon the occurrence of both of the following events:

  •
  We have accepted subscriptions and received subscription proceeds for an aggregate of at least 1,700,000 shares of common stock; and

  •
  We have provided the escrow agent with a certification to the effect that we have received all required regulatory approvals to open Pacific Coast National Bank.

        If we have not accepted subscriptions and received subscription proceeds for an aggregate of at least 1,700,000 shares of common stock by the expiration date, or if we fail to receive all required approvals to open Pacific Coast National Bank, then the subscription agreements will be of no further force or effect and the full amount of all subscription funds will be returned to the subscribers within five business days after the expiration date, with any interest earned thereon without deduction for expenses.

Plan of distribution

        We plan to market our shares by delivering a copy of the prospectus to potential investors. In addition, we intend to conduct informational meetings for prospective investors. The offering is not underwritten. We will offer and sell the common stock on a best-efforts basis through our organizers and directors, subject to compliance with applicable federal and state securities laws. In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our organizers and directors is currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are unavailable. No organizer, director, broker-dealer or any other person or entity will receive any commission or other compensation in connection with these activities. We will, however, reimburse reasonable out-of-pocket expenses incurred by these persons in the offering.

How to subscribe

        Each prospective investor who (together with the investor's affiliates) desires to purchase 250 or more shares should do the following:

  •
  Complete, date and sign the subscription agreement that accompanies this prospectus and deliver the completed subscription agreement as follows:

    BY HAND DELIVERY OR FIRST CLASS MAIL:
    Michael Hahn
    Pacific Coast National Bancorp
    1291 Puerta del Sol, Suite 200
    San Clemente, California 92673-6310

  •
  Make a check payable to "TIB—The Independent BankersBank—Escrow Account for Pacific Coast National Bancorp" in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed and deliver the completed subscription agreement as follows:

    BY HAND DELIVERY:
    TIB—The Independent BankersBank
    Escrow Account for Pacific Coast National Bancorp
    350 Phelps Drive, Suite 200
    Irving, Texas 75038

    FIRST CLASS MAIL:
    TIB—The Independent BankersBank
    Escrow Account for Pacific Coast National Bancorp
    P.O. Box 560528
    Dallas, Texas 75356-0528

        WHEN WE RECEIVE YOUR SUBSCRIPTION AGREEMENT, IT WILL BECOME BINDING AND IRREVOCABLE.

        If we are unable to sell at least 1,700,000 shares of common stock or fail to receive the required regulatory approvals on or before the expiration date, our escrow agent will promptly return all subscription funds to investors, with any interest earned thereon and without deduction for expenses. If you have any questions about the offering or how to subscribe, please call Michael Hahn at Pacific Coast National Bancorp at (949) 361-4300. His email address is mhahn@wpb.occoxmail.com. You should retain a copy of the completed subscription agreement for your records.

DETERMINATION OF OFFERING PRICE

        The offering price of our common stock was determined arbitrarily by our organizers and does not bear any relationship to our assets, book value, net worth or other recognized criteria of value, but rather the organizers considered the amount of funds necessary to initially capitalize Pacific Coast National Bank based upon its proposed business plan, regulatory capital requirements and the amount of capital estimated as necessary to provide operating capital for Pacific Coast National Bancorp and Pacific Coast National Bank and to sustain any losses incurred by the Bank during its initial years of operation. We did not retain an independent investment banking firm to assist us in establishing the offering price. The offering price does not necessarily reflect the fair market value of our common stock, and we cannot assure you that any shares that you purchase may be resold at or above the offering price.

        The exercise price of the warrants to be issued to our organizers in recognition of the financial risks undertaken by them in advancing the organizational and other pre-opening expenses to Pacific Coast National Bancorp was determined based on the price of the common stock offered by this prospectus. The exercise price of the warrants to be issued to our initial shareholders was determined arbitrarily by our organizers.

USE OF PROCEEDS

        We anticipate that the gross proceeds of our offering will be a minimum of $17,000,000 and a maximum of $19,000,000. The following tables summarize the anticipated use of the proceeds by Pacific Coast National Bancorp and Pacific Coast National Bank, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus, as well as the midpoint of the offering. These figures are estimates based on information currently available. Accordingly, actual results may vary.

Pacific Coast National Bancorp

	Minimum offering		Midpoint offering		Maximum offering
Gross proceeds from offering	$17,000,000	100.0%	$18,000,000	100.0%	$19,000,000	100.0%
Organizational and pre-opening expenses	$2,083,000	12.3%	$2,083,000	11.6%	$2,083,000	10.9%
Investment in Bank stock	$14,517,000	85.4%	$15,517,000	86.2%	$16,517,000	86.9%

Remaining proceeds	$400,000	2.3%	$400,000	2.2%	$400,000	2.1%

        We will fund the organizational and other pre-opening expenses described in the table above from cash advances made by our organizers and from draws under a pre-opening line of credit extended to us by TIB—The Independent BankersBank. These amounts will be repaid from the proceeds of the offering unless we are unable to sell at least 1,700,000 shares of common stock or fail to receive all regulatory approvals required to organize the Bank, in which case our organizers will bear the risk of loss with respect to the direct cash advances and may be pursued by TIB—The Independent BankersBank with respect to any funds advanced under the pre-opening line of credit.

        As shown, we expect to retain $400,000 at Pacific Coast National Bancorp following the offering for general corporate purposes and to use approximately $14.5 million to capitalize Pacific Coast National Bank if we sell 1,700,000 shares, approximately $15.5 million if we sell 1,800,000 shares and approximately $16.5 million if we sell 1,900,000 shares. However, we reserve the right to retain a greater or lesser portion of the proceeds of the offering at Pacific Coast National Bancorp for general corporate purposes as long as we contribute no less than $14.5 million to the Bank to fund its initial capitalization.

Pacific Coast National Bank

        The following table shows the anticipated use of the proceeds allocated to the Bank. These proceeds will be in the form of a capital injection from Pacific Coast National Bancorp.

	Minimum offering		Midpoint offering		Maximum offering
Capital injection	$14,517,000	100.0%	$15,517,000	100.0%	$16,517,000	100.0%
Furniture, fixtures and equipment	$377,442	2.6%	$377,442	2.4%	$377,442	2.3%
Loans to customers, investments and other general purposes	$14,039,558	97.4%	$15,039,558	97.6%	$16,039,558	97.7%

Remaining proceeds	$0	0.0%	$0	0.0%	$0	0.0%

Line of credit

        In addition to direct cash advances from our organizers, we have funded our organizational and other pre-opening expenses from draws under a $1.7 million line of credit extended to us by TIB The Independent BankersBank. The $1.7 million line of credit is composed of two separate credit facilities. The first is a $1.4 million unsecured line of credit that is being guaranteed by our organizers on a pro rata basis. This line of credit bears interest at prime rate as set forth in the Wall Street Journal (4.75% as of October 18, 2004), plus 50 basis points. Interest is due at maturity, which is April 30, 2005. The second facility is a $300,000 standby letter of credit issued by TIB The Independent BankersBank for the purpose of enabling Pacific Coast National Bancorp to secure real estate associated with its banking operations. This standby letter of credit bears interest at prime rate as set forth in the Wall Street Journal, plus 50 basis points. Interest is due at maturity, which is July 31, 2005. The standby letter of credit is also guaranteed by each of our organizers on a pro rata basis. We intend to draw on the line of credit as needed to cover additional organizational expenses incurred prior to opening the Bank. As of September 30, 2004, we have aggregate draws under the pre-opening line of credit of approximately $275,000. We intend to repay all indebtedness under the credit facilities from the proceeds of the offering.

Organizational expenses

        Since our incorporation on July 2, 2003, we have incurred and will continue to incur, until Pacific Coast National Bank opens for business, substantial organizational and other pre-opening expenses. The following table sets forth the organizational and other pre-opening expenses that we expect to incur through the anticipated opening date of Pacific Coast National Bank, which is expected to be during the first quarter of 2005:

Expenses	Incurred as of June 30, 2004	Budget
Regulatory application fees	$25,000	$25,000
Legal and professional fees	$46,212	$90,000
Consulting fees (proposed management)
—Colin Forkner	$39,250	$150,117
—Michael Hahn	$62,800	$171,426
—Terry Stalk	$0	$54,350
—GRCAC, LLC	$54,800	$158,250
Consulting fees—Bankmark & Financial Marketing Services	$218,500	$535,000
Consulting fees—Olen Properties	$5,253	$69,329
Consulting fees—RLR & Associates	$18,869	$30,000
Consulting fees—Alcott & McFadden	$3,029	$3,029
Rent, utilities, insurance and other office expenses	$102,715	$452,456

Estimated organizational expenses	$576,428	$1,738,957

Offering expenses	$39,543	$344,043

Organizational and pre-opening expenses	$615,971	$2,083,000

CAPITALIZATION

        The following table shows our capitalization as of June 30, 2004 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,700,000 shares and a maximum of 1,900,000 shares of common stock in the offering, as well as the midpoint offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants to be issued to our organizers and initial shareholders, respectively, or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Description of Common Stock—Warrants," beginning on page 49 and "Management—Stock incentive plan," beginning on page 44.

		As of June 30, 2004
Shareholders' equity	Actual	Minimum As Adjusted	Midpoint As Adjusted	Maximum As Adjusted
Common stock, $0.01 par value, 10,000,000 shares authorized; 0, 1,700,000, 1,800,000 and 1,900,000 shares, respectively, issued and outstanding as adjusted	N/A	$17,000	$18,000	$19,000
Additional paid-in capital(1)	N/A	$16,638,957	$17,637,957	$18,636,957
Accumulated pre-opening deficit(2)(3)	$(678,649)	$(1,738,957)	$(1,738,957)	$(1,738,957)

Total shareholders' equity	$(678,649)	$14,917,000	$15,917,000	$16,917,000

Book value per share(4)	N/A	$8.77	$8.84	$8.90

Notes to Capitalization Table

(1)
The "As Adjusted" columns reflect the effect of $344,043 in expenses incurred in connection with the offering.

(2)
The accumulated pre-opening deficit in the "Actual" column reflects organizational expenses incurred through June 30, 2004, consisting primarily of legal and consulting fees.

(3)
The accumulated pre-opening deficit in the "As Adjusted" columns reflects the estimated organizational expenses of approximately $1.7 million. These expenses are more fully described in the section titled "Use of Proceeds—Organizational expenses," beginning on page 19. Actual expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(4)
After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.23 if we sell 1,700,000 shares, $1.16 if we sell 1,800,000 shares and $1.10 if we sell 1,900,000 shares, resulting from the recognition of organizational expenses and other pre-opening expenses, divided by the applicable number of shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATIONS

        Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. We were incorporated to serve as a holding company for Pacific Coast National Bank. From the date of inception, our main activities have been:

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  seeking, interviewing and selecting our organizers, directors and officers;

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  preparing our business plan;

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  applying for a national bank charter;

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  applying for FDIC deposit insurance;

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  preparing an application to become a bank holding company; and

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  raising equity capital through this offering.

        From our incorporation on July 2, 2003 through the close of the offering, we have funded, and will continue to fund, our operations from advances made to us by our organizers and from draws under a line of credit extended to us by TIB The Independent BankersBank. These advances will be repaid from the proceeds of the offering unless we are unable to sell at least 1,700,000 shares of our common stock, in which case our organizers will bear the risk of loss with respect to the direct cash advances and may be pursued by TIB The Independent BankersBank with respect to any funds advanced under the pre-opening line of credit.

        We have engaged Bankmark & Financial Marketing Services to assist us during the organizational process, including providing us with guidance with respect to our capitalization strategy, public relations, event planning, director/senior management training, proposed shareholder database management and marketing consulting. Bankmark is also providing computer network systems for use during the organizational process as well as part-time support staff. Our agreement with Bankmark will expire 150 calendar days from the date of the final prospectus unless we agree to extend the agreement. In consideration for the consulting services provided under the Bankmark agreement, we will pay Bankmark a total of $450,000. If we extend the agreement, we will incur additional consulting fees of $35,000 per 30-day extension. We do not expect to extend the agreement for a period in excess of sixty days. Under the agreement, we are also responsible for certain expenses incurred in connection with the Bankmark agreement, such as payment for the use of computer network systems and part-time support staff, printing costs, event costs and graphic program development. These expenses are expected to run, in the aggregate, approximately $338,772.

        We also engaged Bankmark to assist us in the preparation of our regulatory applications, including preparing an economic assessment of the market area, working with our management team to develop a business plan and pro forma financial information for the applications, meeting with our organizers and proposed directors to discuss their respective roles and assisting them in completing their portions of the application, preparing materials for the pre-filing meetings with the regulatory agencies and preparing the complete Interagency Charter and Federal Deposit Insurance Application that was filed with the regulatory agencies. Following the filing of the applications, Bankmark has assisted us in providing responses to matters related to the applications raised by, and requests for additional information made by, the regulatory agencies. Under our agreement with Bankmark, we have agreed to pay the firm a consulting fee of $85,000. The services provided in connection with our regulatory applications, and the fees associated with these services, are in addition to the consulting services described in the preceding paragraph. Together with the consulting services provided in connection with the marketing and capital acquisition campaign described above, we expect to pay Bankmark a total of $535,000.

Plan of operations

        We intend to open for business from two locations. Our main office will be located at 905 Calle Amanecer, Suite 100, San Clemente, California 92673. We will occupy 7,285 square feet of the main lobby-accessed ground floor of a 45,000 square foot, freestanding, three-story office building. In addition, we will have a right of first refusal on the remaining 2,845 square feet on the ground floor. We will have outside signage that is clearly visible from the east and north sides of the building. We will also operate from a branch office to be located at the intersection of North El Camino Real and Garden View in Encinitas, California, which is approximately 37 miles south of the main office. The branch office will occupy 4,284 square feet in a commercial building in a developed commercial center. We have entered into lease agreements with respect to each of our proposed banking locations. Our aggregate commitments under the leases are set forth in the notes to the audited financial statements included in this prospectus. At this time, we do not intend to own any of the properties from which we will conduct banking operations. We expect to use approximately $650,000 of the proceeds of the offering to purchase furniture, fixtures and equipment and make leasehold improvements at the two locations. Management believes that these facilities will be adequate to meet our initial needs. We expect to hire up to 18 full-time equivalent employees to staff our banking offices and do not expect that Pacific Coast National Bancorp will have any employees who are not also employees of Pacific Coast National Bank.

        Pacific Coast National Bank will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the minimum initial offering proceeds will enable Pacific Coast National Bank to maintain a leverage capital ratio, which is a measure of core capital to average total assets, in excess of 8% for the first three years of operations as required by the FDIC. See "Supervision and Regulation—Pacific Coast National Bank" beginning on page 56. Accordingly, we do not anticipate raising additional capital during the 12-month period following the offering. However, we cannot assure you that we will not need to raise additional capital within the next three years or over the next 12-month period.

        We have not fully developed the products and services that Pacific Coast National Bank will initially offer its customers and do anticipate engaging in additional product research and development during the 12-month period following the offering. For more information regarding the Bank's products and services, please see "Proposed Business—Business strategy" on page 26. For more information regarding our use of offering proceeds, please see "Use of Proceeds" beginning on page 18.

Financial results

        From incorporation, July 2, 2003, through June 30, 2004, our net loss amounted to $678,649. The net loss for the period from incorporation through the anticipated opening date of Pacific Coast National Bank, which is expected to occur during the first quarter of 2005, is expected to be approximately $1.7 million, which is attributable to the organizational expenses described in the section titled "Use of Proceeds—Organizational expenses," beginning on page 19. In addition, we expect to incur registration or offering expenses in the amount of approximately $345,300. These expenses consist of filing fees with the Securities and Exchange Commission, blue sky fees, legal and accounting expenses associated with the offering, marketing expenses related to the offering and other expenses directly attributable to the stock offering. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital if we raise at least the minimum subscription amount and open Pacific Coast National Bank, or will be expensed in the event that we do not.

Interest rate sensitivity and liquidity

        Since we have been in the organizational stage, there are no results of operations to present at this time. When Pacific Coast National Bank begins operations, net interest income, the Bank's expected primary source of earnings, will fluctuate with significant interest rate movements. Our profitability will depend substantially on the Bank's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

        Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Bank's overall interest rate risk. We will regularly evaluate the balance sheet's asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.

        To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary. As the Bank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. The Bank's investment/asset and liability committee will meet regularly to develop a strategy for the upcoming period.

        Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. The Bank can obtain these funds by converting assets to cash or by attracting new deposits. Its ability to maintain and increase deposits will serve as its primary source of liquidity.

        During the organizational stage, our primary sources of liquidity to meet current obligations have been direct cash advances from our organizers and draws under a line of credit extended to us by TIB—The Independent BankersBank, which is guaranteed by our organizers. In addition, specific vendors have agreed to delay payment of certain invoices pending the opening of the Bank. As of September 30, 2004, we had borrowing capacity of approximately $1,125,000 remaining under our pre-opening line of credit. We believe that our liquidity sources are adequate to meet the obligations that we have incurred, or expect to incur, prior to the time that the Bank opens for business.

        Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

PROPOSED BUSINESS

Background

        Pacific Coast National Bancorp.    We incorporated Pacific Coast National Bancorp as a California corporation on July 2, 2003 to serve as a bank holding company for Pacific Coast National Bank. We expect to use at least $14.5 million to capitalize the Bank if we sell 1,700,000 shares and at least $16.5 million to capitalize the Bank if we sell 1,900,000 shares. Initially, we will have no material business operations other than owning and managing the Bank.

        As part of our organizational activities, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen a holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist the Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which the Bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See "Supervision and Regulation—Pacific Coast National Bank," beginning on page 56.

        Pacific Coast National Bank.    On June 2, 2004, we filed an application with the Comptroller to organize Pacific Coast National Bank as a national bank and with the FDIC for federal deposit insurance. We have received the preliminary approval of the Comptroller to organize a new national bank, and our FDIC application is pending. In order to receive final approval of our applications and a license to begin business, we will be required to satisfy a number of conditions to final approval, which include: (1) capitalizing the Bank with at least $14.4 million, and (2) implementing appropriate banking policies and procedures. We expect to receive all necessary final regulatory approvals and begin our banking operations during the first quarter of 2005.

Market opportunities

        Primary service areas.    Pacific Coast National Bank's primary service areas will be the San Clemente and Encinitas banking markets. We intend to serve these markets from two locations. The main office will be located at 905 Calle Amanecer, Suite 100, San Clemente, California, and we will also have a full-service branch office at 499 North El Camino Real, Suite C-100, Encinitas, California. The Encinitas banking office will have a greater focus on consumer banking products and services. The organizers believe that the Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service areas. Our primary service areas represent a diverse market with a growing population and economy. According to data obtained from the United States Census and ESRI Business Information Systems, between 2000 and 2003, the population of the San Clemente area grew 5.6%, and the population of the Encinitas area grew more than 6.4%. This population growth has attracted many businesses to the area and led to growth in the local service economy, and, while they cannot be certain, we expect this trend to continue. We believe that the community will enthusiastically welcome and support a new locally-owned and operated commercial bank.

        Local economy.    We believe that our proposed banking market represents a unique market with a diversified and growing customer base. We also believe that the primary service areas present an environment that will support Pacific Coast National Bank's formation and growth. As a community bank, the Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

        According to data compiled by the United States Census and ESRI Business Information Systems, personal and family income figures in our proposed primary service areas have grown steadily over the same period. In 2003, median household income in the San Clemente market area was $71,875, as compared with $62,738 for 2000, which represents an increase of more than 14%. Likewise, median household income in 2003 in the Encinitas market area was $58,503, as compared with $52,252 for 2000, which represents an increase of almost 12%. Continued population growth has attracted many businesses to the area and has led to growth in the local service economy, and, while we cannot be certain, we expect these trends to continue.

        Competition.    The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increase. The Bank will compete in both lending and attracting funds with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than the Bank.

        According to information disclosed on the FDIC's website (www.fdic.gov), as of June 30, 2003, financial institutions in Orange County, where the main office will be located, held approximately $50.2 billion in total deposits, and financial institutions in San Diego County, where the Encinitas office will be located, held approximately $37.9 billion in total deposits. Most of the deposits held in financial institutions in our primary banking market are attributable to branch offices of out-of-state banks. We believe that banks headquartered outside of our primary service areas often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe we will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs. We believe that the Bank can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services and more responsive customer service.

        Deposit growth.    Deposits at financial institutions in the market have also grown over the past five years. According to FDIC statistics, between June of 1998 and June of 2003 deposits grew at a compound annual rate of approximately 7.3% in Orange County and approximately 8.5% in San Diego County. While we cannot be certain, we expect this trend to continue as the population and income figures in the service areas grow.

Business strategy

        Management philosophy.    Pacific Coast National Bank will be a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. The Bank will offer a sophisticated array of financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors. The Bank will endeavor to hire the most qualified and experienced people in the market who share its commitment to customer service. We believe that this is an opportunity for a locally-owned and locally-managed community bank to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, we will implement the following operating and growth strategies.

        Operating strategy.    In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Pacific Coast National Bank's image as a local bank with a community focus, we will employ the following operating strategies:

  •
  Experienced senior management.    The Bank's senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in our primary service areas. For example, our proposed Chief Executive Officer, Colin Forkner, has 40 years of banking experience. Michael Hahn, our proposed President and Chief Operating Officer, has more than 20 years of banking experience. Combined, the four senior-most members of the Bank's proposed management team have more than 120 years of banking experience.

  •
  Quality employees.    We will strive to hire highly trained and seasoned staff. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve any questions the customer may have.

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  Community-oriented board of directors.    All of the Bank's proposed directors are either experienced bankers or local business and community leaders. Many of our directors are residents of our primary service areas, and most have significant business ties to our primary service areas, enabling them to be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to the Bank.

  •
  Highly visible site.    The Bank's main office is highly visible and located in close proximity to major traffic arteries. The main office location will be located at 905 Calle Amanecer, Suite 100, San Clemente, California in an area that will provide easy access to potential banking customers traveling in the San Clemente area. The Bank will also operate another full-service banking office at 499 North El Camino Real, Suite C-100, Encinitas, California, located at the intersection of North El Camino Real and Garden View, to serve the expanding Encinitas area. We believe that these sites will give the Bank a highly visible presence in a market that is dominated by branch offices of banks headquartered out of the area. We believe this will enhance the Bank's image as a strong competitor.

  •
  Distinct name.    We expect to file for service marks for the Bank's name, "Pacific Coast National Bank". We believe that a distinctive name will enable the Bank to stand out from the pack and also will be memorable to its customer base.

  •
  Individual customer focus.    The Bank will focus on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As the employees, officers and directors become familiar with the Bank's customers on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.

  •
  Officer and director call program.    We intend to implement an active officer and director call program to promote the Bank's philosophy. The purpose of this call program will be to visit prospective customers and to describe the Bank's products, services and philosophy.

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  Marketing and advertising.    We have engaged a professional marketing company to assist us in planning a targeted marketing program through local newspaper advertising, radio and direct-mail campaigns. They will assist us to develop the Bank's image as a locally-owned and operated bank with an emphasis on quality service and personal relationships.

        Growth strategies.    Because we believe that the growth and expansion of Pacific Coast National Bank's operations will be significant factors in our success, we plan to implement the following growth strategies:

  •
  Capitalize on our community orientation.    We plan to capitalize on the Bank's position as an independent, locally-owned community bank to attract individuals and small- to medium-sized business customers that may be underserved by larger banking institutions in our market area.

  •
  Emphasize local decision-making.    We will emphasize local decision-making by experienced bankers. This will help the Bank attract local businesses and service-minded customers.

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  Attract experienced lending officers.    We will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately. By hiring experienced lending officers, the Bank will be able to grow much more rapidly than it would if it hired inexperienced lending officers.

  •
  Offer fee-generating products and services.    The Bank's range of services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract the Bank's target customers and increase its market share. The Bank will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

Lending services

        Lending policy.    We will offer a full range of lending products, including commercial loans to small- to medium-sized businesses, professionals, and consumer loans to individuals. We understand that we will be competing for these loans with competitors who are well established in our primary market area and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers. We feel a quick response to credit requests will provide us a competitive advantage.

        Pacific Coast National Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or the Bank's loan committee will determine whether to approve the loan request. The Bank will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

        Lending limits.    The Bank's lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the Bank. In general, however, the Bank will be able to loan any one borrower a maximum amount equal to either:

  •
  15% of the Bank's capital and surplus and allowance for loan losses; or

  •
  25% of its capital and surplus and allowance for loan losses if the amount that exceeds 15% is secured by readily marketable collateral, as determined by reliable and continuously available price quotations.

        These legal limits will increase or decrease as the Bank's capital increases or decreases as a result of its earnings or losses, among other reasons.

        Credit risks.    The principal economic risk associated with each category of loans that Pacific Coast National Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees. The well-established financial institutions in our primary service areas are likely to make proportionately more loans to medium- to large-sized businesses than the Bank will make. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

        Real estate loans.    The Bank will make commercial real estate loans, construction and development loans, small business loans and residential real estate loans. These loans include commercial loans where the Bank takes a security interest in real estate out of an "abundance of caution" and not as the principal collateral for the loan.

  •
  Construction and development loans.    We will consider making owner-occupied construction loans with a pre-approved take-out loan. The Bank will also consider construction and development loans on a pre-sold basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed industry standards. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

  •
  Commercial real estate.    Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 12 months. The Bank will generally charge an origination fee for its services. The Bank generally will require personal guarantees from the principal owners of the property supported by a review by the Bank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. The Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

  •
  Residential real estate.    The Bank's residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one-to-four family residences. We expect that any long-term fixed rate mortgages will be underwritten for resale to the secondary market. The Bank will offer primarily adjustable rate mortgages. The majority of fixed rate loans will be sold in the secondary mortgage market. All loans will be made in accordance with the Bank's appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

        Commercial loans.    We expect that loans for commercial purposes in various lines of businesses will be one of the components of the Bank's loan portfolio. The target commercial loan market will be retail establishments and small- to medium-sized businesses. The terms of these loans will vary by purpose and by type of underlying collateral, if any. The commercial loans will primarily be underwritten on the basis of the borrower's ability to service the loan from income. The Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

        Consumer loans.    The Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit. The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 12 months. Repayment of consumer loans depends upon the borrower's financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks and finance companies in its market.

        Composition of portfolio.    The following table sets forth management's estimate of the percentage composition of the Bank's loan portfolio during its first three years of business.

Percentage
Commercial real estate	23%
Construction—commercial	16%
Construction—residential	11%
Commercial	38%
Consumer	12%

Total	100%

Investments

        In addition to loans, Pacific Coast National Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The asset-liability management committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to the Bank's policy as set by its board of directors.

Asset and liability management

        The asset-liability management committee will oversee Pacific Coast National Bank's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that the Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit services

        Pacific Coast National Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, NOW accounts, a variety of certificates of deposit and individual retirement accounts. The Bank intends initially to leverage its initial shareholder base, which is expected to be comprised primarily of residents of its primary service areas, into a source of core deposits. In addition, the Bank will implement an aggressive marketing program in its primary service areas and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, the Bank's primary service areas. The Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

Other banking services

        Other anticipated banking services include cashier's checks, travelers' checks, direct deposit of payroll and Social Security checks, night depository, bank-by-mail, Internet banking, automated teller machine cards and debit cards. The Bank plans to become associated with one or more nationwide networks of automated teller machines that our customers will be able to use throughout California and other regions. We also plan to offer credit card and merchant card services through a correspondent as an agent for the Bank. We also may offer expanded financial services, such as insurance, financial planning, investment and trust services; in each case, if offered, the Bank would expect initially to do so through strategic partners. The Bank does not plan initially to exercise trust powers and may do so in the future only with the prior approval of the Comptroller.

Employees

        The success of the Bank will depend, in part, on its ability to attract, retain and motivate highly qualified management and other personnel, for whom competition is intense. When we begin operations, we expect that the Bank will have 18 full-time equivalent employees. We do not expect that Pacific Coast National Bancorp will have any employees who are not also employees of the Bank.

MANAGEMENT

General

        Our bylaws provide that the board of directors shall consist of not less than 1 nor more than 25 persons, the exact number to be determined from time to time by the board. At incorporation, Michael S. Hahn served as the sole director of Pacific Coast National Bancorp. Since that time, the board has been increased to twelve persons and the persons set forth in the table above were appointed as directors of Pacific Coast National Bancorp to fill the vacancies created by the increase in directorships. The current slate of directors will hold office until the first annual meeting of our shareholders and until their respective successors are chosen and qualify. Thereafter, directors will be elected each year at our annual meeting. Our executive officers are elected by our board of directors and hold office at the board's discretion.

        The proposed bylaws of Pacific Coast National Bank provide that the board of directors of the Bank will consist of not less than 5 nor more than 25 persons, the exact number to be determined from time to time by the board. At this time, we expect that the initial board of directors of the Bank will consist of twelve persons. Each of the directors of Pacific Coast National Bancorp is also a proposed director of the Bank. Upon the approval of the Comptroller, each of the proposed directors of the Bank will serve until the first annual meeting of the shareholders of the Bank. Thereafter, the directors of the Bank will be elected annually by Pacific Coast National Bancorp, as sole shareholder of the Bank. The executive officers of Pacific Coast National Bank are elected by the board of directors of the Bank and hold office at the board's discretion.

Background of organizers, directors and executive officers

        The following is a biographical summary of each of the organizers, directors and executive officers of Pacific Coast National Bancorp and Pacific Coast National Bank:

        Colin Forkner.    Mr. Forkner is a director and organizer and the Chief Executive Officer of Pacific Coast National Bancorp and Pacific Coast National Bank. Mr. Forkner recently retired as President and Chief Executive Officer of California First National Bank, an Irvine, California-based bank that he organized in 1999. Before his retirement, Mr. Forkner had been actively engaged in banking for 40 years, during which time he held senior executive management positions with Security Pacific Corporation, The Bank of California, Northern Trust Bank of California and California First National Bank. He began his banking career in 1965 with Security Pacific Corporation where he served in numerous management capacities, including Executive Vice President. He left Security Pacific Corporation in 1986 to become Chief Executive Officer of Mitsubishi Bank of California. He remained at Mitsubishi Bank until its merger in 1989 with The Bank of California, an affiliated financial institution, after which time Mr. Forkner remained with The Bank of California in several executive officer capacities, including Executive Vice President and Chief Credit Officer, Executive Vice President and Director of Marketing & Acquisitions and Chairman and Chief Executive Officer of the non-traditional investments affiliate. Mr. Forkner left The Bank of California in 1991 to join Community Bank, where he served as Executive Vice President and Chief Administrative Officer,

before leaving in 1992 to join Northern Trust Bank of California as Managing Director, where he served for four years. He left Northern Trust Bank in 1997 to organize California First National Bank and serve as its President and Chief Executive Officer. Mr. Forkner is an active alumnus of The Peter F. Drucker Graduate School of Management, Claremont Graduate University. He also completed the Graduate School of Financial Management, Stanford University Graduate School and earned a degree in Economic Theory from Claremont Men's College.

        Michael Hahn.    Mr. Hahn is a director and organizer and the President of Pacific Coast National Bancorp and Pacific Coast National Bank. He will also serve as Chief Operating Officer of the Bank. Mr. Hahn is a San Diego County native and has more than twenty years of community banking experience in the Bank's proposed service areas. Mr. Hahn began his banking career with Union Bank of California where he served for seventeen years in various management and officer capacities, including Coastal Business Banking Center Manager, where he managed the bank's business banking in South Orange County and North San Diego County for twenty-one offices. While at Union Bank, Mr. Hahn also served for eighteen months as Chairman of Vice Chairman, Richard Hartnack's advisory board. Mr. Hahn's banking career with Union Bank of California was briefly interrupted from 1998 to 2000 when he left to join Temecula Valley Bank as Senior Vice President and Manager to assist them in opening their second de novo office in Fallbrook, California. Following his time with Temecula Valley Bank, he rejoined Union Bank of California to re-open and expand their business banking office in Oceanside, California where he served until October 31, 2003 when he left the bank to organize Pacific Coast National Bank. Mr. Hahn's banking experience has been primarily focused on the administrative and credit functions of banking centers. He also has a strong understanding of operations and financial accounting. We believe that these qualities will enable him to be a strong President and Chief Operating Officer for Pacific Coast National Bank. Mr. Hahn holds a Bachelor of Science degree in Business and Management from the University of Redlands. He has also been actively involved in numerous leadership positions with local non-profit organizations, including the Fallbrook Village, Encinitas/La Costa and Shadowridge/Vista Rotary Clubs, the Downtown Encinitas Mainstreet Association, the Vista Economic Development Association and various local chapters of the Boys and Girls Club.

        Richard Grinyer.    Mr. Grinyer is a director and organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He will also serve as Chief Credit Officer of the Bank. He has been actively involved in the banking business in San Diego County for more than twenty-eight years. Over his career, he has served in various lending officer capacities with Union Bank of California, Bank of America, N.A., California Bank & Trust and El Dorado Bank. Immediately prior to joining the subject group as a consultant, Mr. Grinyer was employed by California Bank & Trust, where he served as Vice President and Manager of the Encinitas office for almost three years. Prior to joining California Bank & Trust, he was Regional Vice President in charge of commercial loans for El Dorado Bank in San Diego County from 1999 to 2001. Mr. Grinyer has spent the majority of his banking career with Union Bank of California where, for almost seventeen years, he served in various management capacities, including as a Vice President in Credit Administration, where he was responsible for 14 offices of Union Bank of California. Before joining Union Bank in 1983, he served in various lending officer and other executive capacities with Bank of America, N.A. Mr. Grinyer's banking experience has been focused primarily on the credit and the administrative functions of business banking and branch operations. Mr. Grinyer holds a Bachelor of Science degree in Accountancy from California State Polytechnic University, Pomona. He has also been actively involved in numerous community service organizations, including the Oceanside Boys & Girls Club, the North County Humane Society and the Oceanside Rotary Club.

        Terry Stalk.    Ms. Stalk will serve as the Chief Financial Officer of Pacific Coast National Bank. Ms. Stalk is a California native and has been actively involved in banking for thirty years, fifteen of which have been in San Diego County. Before joining the organizing team, Ms. Stalk was Senior Vice

President and Director of Strategic Planning for Hawthorne Savings, FSB, a $2.5 billion asset federal savings bank where she served from 1999 to 2004. Prior to joining Hawthorne Savings, Ms. Stalk served as Chief Financial Officer for American International Bank, Pacific Western National Bank and El Segundo First National Bank. She also spent two years as Manager of Operations for Transworld Bank. Ms. Stalk's banking experience has been focused primarily on the financial, managerial and administrative functions of business banking and branch operations. Ms. Stalk attended the University of California, San Diego.

        Nanette Barbour.    Ms. Barbour is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. Prior to her recent retirement, she spent thirty-seven years as a pharmacist in a hospital pharmacy practice at Scripps Memorial Hospital in La Jolla, California and Tri City Medical Center in Oceanside, California. Ms. Barbour has also served as a chairman and member on the boards of directors of a variety of professional societies as well as civic and non-profit organizations. Ms. Barbour has lived in the Escondido area since 1986.

        Dominic Burtech.    Mr. Burtech is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is an independent businessman who has lived in the Cardiff-Encinitas area since 1991. He is the owner of Burtech Pipeline, an underground pipeline contractor that he founded in 1994. We believe that Mr. Burtech's business and management experience, including his knowledge of the local construction and real estate development market, will be a benefit to the Bank in assessing real estate and construction projects.

        Michael J. Crain.    Mr. Crain is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is a long-time resident of our primary service area, having lived in Fallbrook, California for the past thirty years. He is actively engaged in our primary service area as a small businessman. Mr. Crain owns and operates World Landscape Inc., a commercial landscape installation and maintenance company, and World Services, which is primarily involved in commercial real estate development and asset management. Mr. Crain has also been involved in BSF International for more than ten years and has been a member of the North San Diego Trauma Intervention team for six years.

        Michael V. Cummings.    Mr. Cummings is a director of Pacific Coast National Bancorp and Pacific Coast National Bank. Since April 2000, Mr. Cummings has been actively engaged in providing bank consulting services. Prior to that, he served for fifteen years in various executive management positions with Manufacturers Bank, Southern California Bank and the Bank of California, among others. We believe that Mr. Cummings' substantial loan-related expertise will benefit the board of directors in managing the Bank's lending function. Mr. Cummings received his Associates of Arts degree from El Camino College in 1963 and furthered his studies at California State University at Fullerton, majoring in Business Administration. Mr. Cummings has lived or worked in our primary service area for more than twenty years.

        David E. Davies.    Mr. Davies is a director of Pacific Coast National Bancorp and Pacific Coast National Bank. He has most recently served as a professor of Managerial Finance and Economics at the University of Phoenix. Prior to that, he taught at the Keller Graduate School of Management. Until 1997, Mr. Davies was a career banker, having functioned mostly as a commercial real estate loan officer for Sumitomo Bank and the Tokyo Trust & Banking Co. He is a graduate of the University of Miami (Ohio), where he earned a Bachelor of Arts degree in Finance, and of Northwestern University, where he earned a Masters of Business Administration degree in Finance. He has also completed several certificate programs at the University of California, Los Angeles and Stanford, primarily in real estate-related areas.

        Fred A. deBoom.    Mr. deBoom is a director of Pacific Coast National Bancorp and Pacific Coast National Bank. He serves as a managing partner in Sonfad Associates, a merger and acquisition consulting firm for the past eight years. Before joining Sonfad Associates, he served for six years as the manager of Tokei Bank's Pasadena office and in a similar capacity for Union Bank during the eight-year period preceding his time with Tokei Bank. Mr. deBoom received a Bachelor of Arts degree from Michigan State University and an Master of Business Administration degree in finance from the University of Southern California. Mr. deBoom has been a San Clemente resident since 1995.

        Walter B. Grinyer.    Mr. Grinyer is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is actively engaged in the business of environmental consulting. He is a California Registered Geologist and an Environmental Assessor and has been a member of the American Association of Petroleum Geologists and the Society of Exploration Geophysicists for more than fifteen years. Mr. Grinyer actively participates in numerous community activities, including fund raising efforts for local educational organizations. He has also been active in American Youth Soccer Organization for the last nine years as a coach, team sponsor and referee. Mr. Grinyer is a graduate of the University of California, where he earned a Bachelor of Science degree in Geology. Mr. Grinyer is the brother of director and proposed Chief Credit Officer, Richard W. Grinyer.

        Benjamin L. Hemeyer.    Mr. Hemeyer is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is actively engaged as a retail pharmacist. He formerly worked as a Pharmacy Area Chief in Fountain Valley, California for FHP Healthcare where he managed the operations of the pharmacy and was active on the formulary committee. Mr. Hemeyer is a graduate of the College of Pharmacy at the University of Arizona. He has lived in the North San Diego County area for the past fifteen years with prior residency in southern Orange County.

        David Johnson.    Mr. Johnson is a director of Pacific Coast National Bancorp and Pacific Coast National Bank. He currently serves as Vice President-Finance and a major stockholder of Affinity Medical Technologies, LLC. Before joining Affinity Medical Technologies, he served for six years as a senior executive officer of First Plus Bank in Tustin, California, first as Chief Financial Officer and thereafter and President and Director. Mr. Johnson also has significant experience in accounting. He is a non-practicing certified public accountant and spent eighteen years with the accounting firm of McGladrey & Pullen, LLP as a partner, during which time he audited financial institutions. Mr. Johnson is a graduate of the University of Minnesota, where he earned a Bachelor of Arts in Accounting and has been a resident of Yorba Linda, California since 1982.

        John R. Kennedy.    Mr. Kennedy is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is a long-time resident of our primary service area, having lived in the Carlsbad area of northern San Diego County since 1977. He has been actively involved in the business of masonry construction for more than thirty years and is the owner of Kennedy Masonry.

        Richard D. Kay, Jr.    Mr. Kay is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is the owner of CWM, a holding company for three small businesses: Aircraft Bearing, an aircraft parts distributor, Impact Bearing, a distributor of skateboard, RC car, and roller blade parts, and Thin Section Bearing, a manufacturer of precision ball bearings. He is an undergraduate of Pepperdine University and attended San Diego State University for his graduate studies.. Mr. Kay has also completed course work at California Western School of Law. He has lived in the Capistrano Beach area since 1995.

        R.D. King.    Mr. King is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is a licensed contractor and the President of Rockwell D. King Construction, a San Diego-based general contracting firm that he founded twenty-two years ago. Mr. King is a graduate of South Pasadena High School and earned an Associate of Arts degree from Pasadena City College. He has lived in Encinitas since 1984.

        William J. Lang.    Mr. Lang is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He currently serves as an aeronautical engineer and is the former Chairman, President and controlling owner of Interface Displays & Controls Inc., a small business located in our primary service area. Since selling his business, he has remained with the company as Vice President-Sales. Mr. Lang is a former Chairman of the Society of Automotive Engineers, Orange County Western Electronic Manufacturing Association and "The Gathering of Eagles" Military Pilots Organization. He has also served as the Chief Executive Officer of Symbolic Displays Inc. We believe that Mr. Lang's corporate background, with significant leadership and board experience, will be an asset to our board of directors and our business. Mr. Lang has been an area resident since 1986.

        Dennis C. Lindeman.    Mr. Lindeman is an organizer and the Chairman of the Board of Pacific Coast National Bancorp and Pacific Coast National Bank. He is a Certified Financial Planner and has spent the last fourteen years providing comprehensive business and financial planning services to closely-held business owners, executives and their families throughout Southern California. Mr. Lindeman is a veteran of the United States Marine Corps, where he served for twenty years, primarily in operational planning and command capacities, before retiring as a Lieutenant Colonel. Mr. Lindeman has been actively involved in leadership capacities with numerous community organizations, including as President of the North County Fire Protection District and as a member of the Fallbrook Village Rotary Foundation, the Fallbrook Chamber of Commerce, the Palomar College Foundation and the Foundation's Finance and Investment Committee. Mr. Lindeman received a Bachelor of Arts degree in Economics from Luther College. He is also a graduate of the United States International University, where he received a Master of Business Administration degree in Finance. He has lived in Fallbrook for the past eighteen years.

        Donald R. Mealing.    Mr. Mealing is a director and organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is actively involved in our primary service area with small business interests. He founded American Corrective Counseling Services in 1987, an entity that works with more than fifty District Attorney's offices throughout the United States to provide offender counseling intervention services utilized by prosecutors in pre-trial misdemeanor diversion programs. Mr. Mealing also has ownership interests in the yacht brokerage business and commercial real estate development. He has resided in San Clemente for the past eleven years.

        Denis Hugh Morgan.    Mr. Morgan is a director and organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is a registered civil engineer and a licensed general contractor in the states of California, Florida and Nevada. He served as the President and Chief Executive Officer of Pacific 17 until the business was acquired by Alcoa in November 2001. He has been active in investing in real estate opportunities since 1989 and is currently investing in and developing multi-family units in California, Arizona and New York. Mr. Morgan has also been actively involved in numerous community organizations. His volunteer activities include service as Finance Chairperson for the United Negro College Fund (San Diego), as corporate sponsor to the Urban League, Neighborhood House, National Association for the Advancement of Colored People (NAACP) and several other organizations that provide educational, housing, and financial support to the community. Mr. Morgan is a graduate of the University of Guyana, where he earned an HTD in Civil Engineering and a Bachelor of Engineering degree in Highway Engineering. He also earned a Master of Science degree in Structural Engineering from the City University of London.

        John S. Najjar.    Mr. Najjar is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is President of Cardiff Seaside Market Inc., an independent upscale grocery market in the city of Encinitas (Cardiff) that he established in 1985. Mr. Najjar is also President of Najjar Enterprises LLC, a small business that acquires and develops commercial real estate. He has also sourced, funded, and sold investment properties. Mr. Najjar was raised in Detroit, Michigan, and moved to San Diego, California in 1976. He currently resides with his family in Encinitas.

        Stephen W. Pezman.    Mr. Pezman is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is the publisher of The Surfer's Journal, a magazine devoted to the sport of surfing. He also publishes surfing books and was the executive producer of fifty-five half-hour television shows involving surfing that have aired on the Outdoor Life Network. Mr. Pezman has served on the founding Advisory Board of the United States Surfing Federation and the Eastern Surfing Association. He currently serves on the Advisory Board of Surfrider Association. Mr. Pezman attended Long Beach City College and Long Beach State College, and has lived and worked in the San Clemente area since 1980.

        Hans Schroeder.    Mr. Schroeder is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He has been involved in the securities business since 1981 when he began working for the Chairman of the Board of Noble Cook, Inc., a specialist firm on the Pacific Stock Exchange. Mr. Schroeder is currently the Portfolio Manager of the Green Street Regional Financial Fund, an investment partnership that invests in securities of micro-small cap bank and thrifts in the United States. Prior to creating the fund, Mr. Schroeder was employed as a sell-side bank stock analyst covering micro-small capitalization financial institutions for five years with Hoefer & Arnett in San Francisco. From 1996 to 1998, Mr. Schroeder was vice president of corporate finance at Torrey Pines Securities, a San Diego-based broker-dealer. Mr. Schroeder graduated from the University of California at Los Angeles with a bachelor's degree in economics. He has also earned a master's degree in Latin American Studies with a specialization in finance from San Diego State University.

        James W. Shute.    Mr. Shute is an organizer and the Vice Chairman of the Board of Pacific Coast National Bancorp and Pacific Coast National Bank. He serves as President of J.W. Shute International, a real estate development and consulting firm based in Irvine, California that he founded in 1996. J.W. Shute International has been actively involved in many successful retail, office, preschool, and industrial developments throughout the western United States. Mr. Shute is a graduate of the University of California, Berkeley, where he earned a Bachelor of Arts degree in Economics and Real Estate, and the University of Southern California, where he earned his Masters of Business Administration degree.

        Charles Speck.    Mr. Speck is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is President and Chief Executive Officer of EMS Construction, a manufacturer and installer of architectural metals throughout the western United States. He also serves as President of Carlsbad Components, Inc., which distributes metal products and consults with various sheet metal companies. Mr. Speck graduated from University of California, Los Angeles (UCLA) in 1984 with a Bachelor of Science degree in Political Science and has resided in Carlsbad for the past nineteen years.

        John Vuona.    Mr. Vuona is a director of Pacific Coast National Bancorp and Pacific Coast National Bank. He is a partner in the accounting firm of Bentson & Vuona, LLP, which he founded in 1995. Prior to forming the firm, he served as a senior manager with McGladrey & Pullen, LLP and as a partner in the firm of Gillespie, Lefevie, Lokietz & Vuona. Over his career, Mr. Vuona has worked extensively with closely-held companies in the areas of financial, manufacturing, distribution, service and construction industries. He is a certified public accountant and a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and the Escrow Accountants Institute of California. Mr. Vuona is a graduate of Babson College, where he earned a Bachelor of Science degree in Accounting. He also completed a Master of Science degree in Taxation at the University of Southern California. Mr. Vuona currently resides in Rancho Santa Margarita, California.

        Leonard O. Yamamoto.    Mr. Yamamoto is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is the Business Line Manager of the Commercial Engineering Group for Shaw Environmental & Infrastructure, Inc. in San Diego, California. He holds a Master of Science degree in Civil Engineering from the University of California at Berkeley, and is a registered Professional Engineer. Mr. Yamamoto has lived in the San Diego area since 1990.

        Benjamin Yhap.    Benjamin Yhap is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. He is a retired civil engineer. Prior to retirement, he served as the Chief Operating Officer of Pacific 17 until the business was acquired by Alcoa in November 2001. Together with his wife, Mr. Yhap owns an "Only-a-Dollar" store, a local small business. Mr. Yhap is a graduate of the University of Guyana, where he earned a Bachelor of Engineering degree. Mr. Yhap has been a San Diego resident since 1999.    Mr. Yhap is the husband of organizer Jennifer Navarro-Yhap, who is actively serving as an organizer, in his stead, until he successfully concludes the treatments he is receiving for cancer.

        Jennifer Navarro-Yhap.    Jennifer Navarro-Yhap is an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. She has more than fifteen years of experience in management activities, including working with start-up companies in developing infrastructure; generating revenues; creating strategic plans, processes and procedures; administering marketing and business development; organizing strategic alliances; planning and executing acquisitions; overseeing accounting and developing financial projections; budgeting; and building team leadership. Ms. Navarro-Yhap is a graduate of the University of Massachusetts, where she earned a Bachelor of Science degree, and Samford University, where she earned a Masters of Business Administration degree. Ms. Navarro-Yhap is the wife of Benjamin Yhap, an organizer of Pacific Coast National Bancorp and Pacific Coast National Bank. Ms. Navarro-Yhap is serving as an organizer, in her husband's stead, until he successfully concludes the treatments he is receiving for cancer.

Board committees

        The Boards of Directors of Pacific Coast National Bancorp and Pacific Coast National Bank have established Audit and Executive Committees comprised of members of the Board of Directors. The members of these committees will be the same for Pacific Coast National Bank as they are for Pacific Coast National Bancorp. Pacific Coast National Bank has also established a Loan Committee, a

Technology Committee and Asset-Liability Management Committee. These committees are described below:

        Audit Committee.    The Audit Committee will recommend the appointment of an independent auditor on an annual basis, approve any special assignments to the independent auditor, review the planned scope of the annual audit, review the independent auditor's report and management's response, review any changes in accounting principles and the effectiveness and efficiency of the internal audit function, review all reports from regulatory authorities and management's responses and report to the full board of directors on the foregoing matters.

        The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that may be applicable to the composition of our audit committee. Each of these mandates is discussed below:

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  Audit Committee Member Independence.    Each member of an audit committee of a company listed on a national securities exchange must be a director and must be otherwise independent.

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  Responsibilities Relating to Registered Public Accounting Firms.    The audit committee must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for us, and each firm must report directly to the audit committee.

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  Procedures for Handling Complaints.    The audit committee must establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.

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  Authority to Engage Advisors.    The audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

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  Funding.    We must provide appropriate funding to the audit committee for payment of accounting and other advisors.

        In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission:

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  Whether we have at least one "Audit Committee Financial Expert" serving on our audit committee and the name of that expert;

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  Whether the audit committee financial expert is "Independent"; and

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  If we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.

        It is expected that the initial members of the Audit Committee will be John Vuona, Dennis Lindeman, David Davies, and David Johnson. In accordance with the Sarbanes-Oxley Act, none of the proposed members of the Audit Committee are executive officers or 10% shareholders of Pacific Coast National Bancorp. We expect that Mr. Vuona will serve as our Audit Committee Financial Expert and will chair the committee. Mr. Vuona satisfies the standards for independence established by the NASDAQ Stock Market, Inc.

        Executive Committee.    The Executive Committee will meet as needed and, with certain exceptions, will have the same powers as the board of directors in the management of the business affairs of Pacific Coast National Bancorp and Pacific Coast National Bank between meetings of their respective boards. The board of directors will, from time to time, charge the Executive Committee with specific responsibilities and tasks as it deems appropriate. The committee is not intended to act in place of the full board, but rather in a support role. The committee will make recommendations to the board of directors regarding matters important to the overall management and strategic operation of Pacific Coast National Bancorp and the Bank. The initial members of the executive committee are expected to be Dennis Lindeman (Chairman), Colin Forkner, Michael Hahn, Richard Grinyer and James Shute.

        Loan Committee.    The Loan Committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

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  establishing the loan approval system;

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  approving all loans in excess of a predetermined amount;

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  reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

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  engaging, as appropriate, and reviewing the findings of, outsourced credit review consultants;

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  reviewing and responding to all credit issues identified by way of regulatory examinations and outsourced credit review consultants;

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  establishing measurements for adequacy of the loan loss reserve; and

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  reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

        It is expected that the initial members of the Loan Committee will be Mike Cummings (Chairman), Colin Forkner, Michael Hahn, Jim Shute, Fred deBoom, and Richard Grinyer.

        Asset-Liability Management Committee.    The principal responsibilities of this committee include:

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  providing guidance to the board of directors on balancing the yields and maturities of loans and investments to the yields and maturities of deposits; and

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  working with the board of directors to plan annual budgets and to develop three- to five-year strategic plans.

        The Asset-Liability Management Committee will also be responsible for the overall investment strategy and asset/liability policy of Pacific Coast National Bancorp and Pacific Coast National Bank. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions. It is expected that the initial members of the Asset-Liability Management Committee will be Dennis Lindeman (Chairman), Colin Forkner, Michael Hahn, Richard Grinyer and Terry Stalk. Although Ms. Stalk is not a member of the Bank's board of directors, she will serve on the Asset-Liability Management Committee as a non-voting member.

        Technology Committee.    The Technology Committee will be responsible for reviewing, in conjunction with management, all operating systems, including, but not limited to, electronic, telephone, electrical and other inter-related sources, the failure of which may disrupt or otherwise cause interruptions in the service delivery system of Pacific Coast National Bank and compromise Pacific Coast National Bank's security. This committee will see that detailed written plans, policies and procedures are in place to address such contingencies. In addition, this committee will hold management responsible for the verification of the ability and reputation of all vendors involved in all electronic capture and transfer of depositor's funds. It is expected that the initial members of the Technology Committee will be Richard Grinyer (Chairman), Colin Forkner, Michael Hahn, and Terry Stalk. Although Ms. Stalk is not a member of the Bank's board of directors, she will serve on the Technology Committee as a non-voting member.

        Organizers Advisory Committee.    The Bank also intends to establish an advisory committee called the "Organizers Advisory Committee" to assist management and the board of directors of the Bank in implementing the Bank's strategic vision and purpose in the marketplace. In addition, the committee is expected to help the Bank to delineate programs, activities and resources that will generate bank deposits and loans in the markets that we serve. The Organizers Advisory Committee will be comprised of a combination of Bank organizers who are not serving as directors and community leaders from the primary market areas that we serve. Initially, we expect that the committee would include the following organizers who are not serving as directors of the Bank: Nanette Barbour, Dominic Burtech, Michael J. Crain, Walter Grinyer, Benjamin Hemeyer, Richard Kay, Jr., John Kennedy, R. D. King, William J. Lang, John Najjar, Stephen Pezman, Hans Schroeder, Charles Speck, Leonard Yamamoto, Jennifer Navarro-Yhap and Benjamin Yhap.

Director compensation

        At this time, we do not expect the directors of Pacific Coast National Bancorp or Pacific Coast National Bank to receive any direct remuneration for serving as holding company or bank directors. We may compensate our directors in the future, but have no current plans to do so at this time.

Organizer/director warrants

        We expect to fund our organizational and other pre-opening expenses from direct cash advances made by our organizers and from draws under a line of credit extended to us by TIB—The Independent BankersBank. Each of our organizers is providing a limited guarantee of the amounts drawn under the line of credit. We expect the organizational and other pre-opening expenses to total approximately $2.1 million and describe them more fully in the section titled "Use of Proceeds—Organizational expenses," beginning on page 19. In the event that Pacific Coast National Bank does not open, our organizers will bear the risk of loss with respect to the direct cash advances and may be pursued by TIB—The Independent BankersBank with respect to any funds advanced under the pre-opening line of credit.

        We also recognize that our organizers and our proposed directors have played, and will continue to play, a critical role in the organizational process. Accordingly, in recognition of the expertise imparted and the time expended, and to be expended, by each of our organizers and proposed directors in the organizational process, as well as the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 234,000 warrants to our organizers and proposed directors. Each of our organizers, other than Dennis Lindeman, who is contributing his time and expertise, and placing funds "at risk" by means of the direct cash advances and limited guaranties, will receive warrants to purchase 10,000 shares of our common stock. Mr. Lindeman, who is the proposed Chairman of Pacific Coast National Bancorp and Pacific Coast National Bank, has contributed significantly more time and effort during the organizational process than any other organizer who is not slated to be a senior executive officer of the Bank. Accordingly, for his efforts and the funds that he has placed "at risk" by means of direct cash advances and limited guaranties, he will receive warrants to purchase 14,000 shares of our common stock. Finally, five of the proposed initial directors of Pacific Coast National Bank are not organizers of the proposed Bank. However, each has imparted expertise and expended considerable time and effort during the organizational process and will receive warrants to purchase 4,000 shares of common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that Pacific Coast National Bank opens for business.

Executive compensation

        General.    We do not expect the officers or employees of Pacific Coast National Bancorp to receive any direct remuneration for serving as officers or employees of Pacific Coast National Bancorp after Pacific Coast National Bank opens for business. However, at this time, we have entered into consulting agreements with Mr. Forkner, Mr. Hahn, GRCAC, LLC, and Ms. Stalk providing for the payment of $94,200, $94,200, $82,200 and $76,200 annually, respectively, in connection with their activities in organizing Pacific Coast National Bancorp and the Bank. In addition, the consulting agreements provide for deferred compensation of $5,083, $3,834, $4,000 and $3,250 per month to be accrued for the benefit of Mr. Forkner, Mr. Hahn, GRCAC, LLC, and Ms. Stalk, respectively. However, the deferred compensation will be paid only in the event that Pacific Coast National Bank opens for business by June 30, 2005, at which time the consulting agreements will terminate unless they are extended by the organizers. Although we do not expect our officers to receive any direct remuneration for serving as officers of Pacific Coast National Bancorp after the Bank opens for business, certain of these persons will receive compensation for serving as officers of the Bank. We may compensate our officers in the future, but have no current plans to do so at this time.

        GRCAC, LLC is a California limited liability company organized by Richard Grinyer, an organizer and the proposed Chief Credit Officer of the Bank, for the purpose of providing consulting services to Pacific Coast National Bancorp and the Bank in connection with the organization and pre-opening activities of each entity. Richard Grinyer is the managing member of GRCAC, LLC.

        Each of the consultants is providing independent advisory and consulting services for Pacific Coast National Bancorp in connection with its organizational activities and those of its proposed banking subsidiary, Pacific Coast National Bank. These services have included assistance in preparing regulatory applications and obtaining regulatory approvals; directing site development activities, personnel matters and capital raising activities; negotiating contractual arrangements; and performing other tasks necessary or appropriate in connection with the organization of a de novo national bank, at such times and in such a manner as reasonable requested by Pacific Coast National Bancorp.

        It is expected that prior to commencement of banking operations, the Bank will engage the services of four senior executive officers: a chief executive officer, a president and chief operating officer, a chief credit officer and a chief financial officer. In addition, Pacific Coast National Bank expects to engage the services of several additional lending officers. Mr. Forkner is expected to be Chief Executive Officer and has entered into an employment agreement with the Bank (described below) providing, among other things, for an initial annual salary of $160,000 and an annual bonus at the discretion of the board of directors of the Bank. Mr. Hahn is expected to be the Bank's President and Chief Operating Officer and has entered into an employment agreement providing for a base salary of $135,000. Mr. Grinyer is expected to be the Bank's Executive Vice President and Chief Credit Officer and has entered into an employment agreement providing for a base salary of $125,000. The Bank also expects that Terry Stalk will be appointed Chief Financial Officer and has entered into an employment agreement providing for a base salary of $110,000. The Bank estimates that compensation payable to its executive officers during its first 12 months of operations will total $530,000. The Bank does not currently intend to enter into employment agreements with any of its employees other than Messrs. Forkner, Hahn, Grinyer and Ms. Stalk; all of the Bank's other employees will be employees-at-will serving at the pleasure of the board of directors.

  Employment agreements.

        Colin M. Forkner.    The Bank has entered into an employment agreement with Colin M. Forkner regarding his employment as Vice Chairman and Chief Executive Officer. The agreement will commence when the Bank opens for business and continue in effect through December 31, 2007 (with certain exceptions), and will automatically renew thereafter for successive one-year terms unless the Bank provides notice that it will not seek to renew the agreement.

        Under the terms of the agreement, Mr. Forkner will receive a base salary of $160,000 per year. Following the first year of the agreement, the base salary will be reviewed by the board of directors of the Bank and may be increased as a result of that review. Mr. Forkner will be eligible to participate in any executive incentive bonus plan and all other benefit programs adopted by the Bank. Mr. Forkner will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank will purchase and maintain a split dollar life insurance policy in the amount of $1,000,000, for the benefit of Mr. Forkner.

        Mr. Forkner's employment agreement also provides that Pacific Coast National Bancorp will grant him options to acquire shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options, the exact number of options to be equal to 4% of the number of shares sold in the offering. It is expected that these options will be incentive stock options and would vest ratably over a period of three years beginning on the first anniversary of the date that the Bank opens for business.

        In the event of a "change in control," Mr. Forkner would be entitled to receive a cash lump-sum payment equal to 199% of his "base amount" as defined in section 280G of the Internal Revenue Code and, in general, means the executive's annualized compensation over the prior five-year period. If Mr. Forkner's employment is terminated for any reason other than for cause, the Bank will be obligated to pay as severance, an amount equal to his base salary, along with a relocation allowance.

        The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Forkner's employment. The non-competition provision would be limited in scope to twenty miles from the main office of the Bank.

        Michael Hahn.    The Bank has entered into an employment agreement with Michael Hahn regarding his employment as President and Chief Operating Officer of Pacific Coast National Bank. The agreement will commence when the Bank opens for business and continue in effect through December 31, 2009 (with certain exceptions), and will automatically renew thereafter for successive one-year terms unless the Bank provides notice that it will not seek to renew the agreement.

        Under the terms of the agreement, Mr. Hahn will receive a base salary of $135,000 per year. Following the first year of the agreement, the base salary will be reviewed by the board of directors of the Bank and may be increased as a result of that review. Mr. Hahn will be eligible to participate in any executive incentive bonus plan and all other benefit programs adopted by the Bank. Mr. Hahn will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank will purchase and maintain a split dollar life insurance policy in the amount of $1,000,000, for the benefit of Mr. Hahn.

        Mr. Hahn's employment agreement also provides that Pacific Coast National Bancorp will grant him options to acquire shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options, the exact number of options to be equal to 4% of the number of shares sold in the offering. It is expected that these options will be incentive stock options and would vest ratably over a period of three years beginning on the first anniversary of the date that the Bank opens for business.

        In the event of a "change in control," Mr. Hahn would be entitled to receive a cash lump-sum payment equal to 199% of his "base amount" as defined in section 280G of the Internal Revenue Code and, in general, means the executive's annualized compensation over the prior five-year period. If Mr. Hahn's employment is terminated for any reason other than for cause, the Bank will be obligated to pay as severance, an amount equal to his base salary, along with a relocation allowance.

        The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Hahn's employment. The non-competition provision would be limited in scope to fifty miles from the main office of the Bank.

        Richard Grinyer.    The Bank has also entered into an employment agreement with Richard Grinyer regarding his employment as Executive Vice President and Chief Credit Officer of Pacific Coast

National Bank. The agreement will commence when the Bank opens for business and continue in effect through December 31, 2009 (with certain exceptions), and will automatically renew thereafter for successive one-year terms unless the Bank provides notice that it will not seek to renew the agreement.

        Under the terms of the agreement, Mr. Grinyer will receive a base salary of $125,000 per year. Following the first year of the agreement, the base salary will be reviewed by the board of directors of the Bank and may be increased as a result of that review. Mr. Grinyer will be eligible to participate in any executive incentive bonus plan and all other benefit programs adopted by the Bank. Mr. Grinyer will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank will purchase and maintain a split dollar life insurance policy in the amount of $1,000,000, for the benefit of Mr. Grinyer.

        Mr. Grinyer's employment agreement also provides that Pacific Coast National Bancorp will grant him options to acquire shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options, the exact number of options to be equal to 4% of the number of shares sold in the offering. It is expected that these options will be incentive stock options and would vest ratably over a period of three years beginning on the first anniversary of the date that the Bank opens for business.

        In the event of a "change in control," Mr. Grinyer would be entitled to receive a cash lump-sum payment equal to 199% of his "base amount" as defined in section 280G of the Internal Revenue Code and, in general, means the executive's annualized compensation over the prior five-year period. If Mr. Grinyer's employment is terminated for any reason other than for cause, the Bank will be obligated to pay as severance, an amount equal to his base salary, along with a relocation allowance.

        The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Grinyer's employment. The non-competition provision would be limited in scope to fifty miles from the main office of the Bank.

        Terry A. Stalk.    The Bank has entered into an employment agreement with Terry A. Stalk regarding her employment as Executive Vice President and Chief Financial Officer of Pacific Coast National Bank. The agreement will commence when the Bank opens for business and continue in effect through December 31, 2009 (with certain exceptions), and will automatically renew thereafter for successive one-year terms unless the Bank provides notice that it will not seek to renew the agreement.

        Under the terms of the agreement, Ms. Stalk will receive a base salary of $110,000 per year. Following the first year of the agreement, the base salary will be reviewed by the board of directors of the Bank and may be increased as a result of that review. Ms. Stalk will be eligible to participate in any executive incentive bonus plan and all other benefit programs adopted by the Bank. Ms. Stalk will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank will purchase and maintain a split dollar life insurance policy in the amount of $1,000,000, for the benefit of Ms. Stalk.

        Ms. Stalk's employment agreement also provides that Pacific Coast National Bancorp will grant her options to acquire shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options, the exact number of options to be equal to 2.5% of the number of shares sold in the offering. It is expected that these options will be incentive stock options and would vest ratably over a period of three years beginning on the first anniversary of the date that the Bank opens for business.

        In the event of a "change in control," Ms. Stalk would be entitled to receive a cash lump-sum payment equal to 199% of her "base amount" as defined in section 280G of the Internal Revenue Code and, in general, means the executive's annualized compensation over the prior five-year period. If

Ms. Stalk's employment is terminated for any reason other than for cause, we will be obligated to pay as severance, an amount equal to her base salary, along with a relocation allowance.

        The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Ms. Stalk's employment. The non-competition provision would be limited in scope to fifty miles from the main office of the Bank.

Stock incentive plan

        General.    We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by us. The purpose of the plan is to encourage employees and others providing services to Pacific Coast National Bancorp or any subsidiary, to increase their efforts to make it more successful, to provide an additional inducement for such individuals by providing the opportunity to acquire shares of common stock on favorable terms and to provide a means through which we may attract, encourage and maintain qualified employees.

        The plan will have a term of 10 years. The board of directors will reserve a number of shares equal to 21.0% of the total number of shares sold in the offering for issuance under our stock incentive plan. It is intended that certain options granted under the plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and other options granted thereunder will be non-qualified stock options. Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment. In order for Pacific Coast National Bancorp to issue incentive stock options under the plan, the plan must be approved by our shareholders. We expect to ask our shareholders to consider the plan at the first annual shareholders' meeting.

        Mr. Forkner, Mr. Hahn, Mr. Grinyer and Ms. Stalk will be issued stock options under the plan in connection with their respective employment agreements or arrangements. It is expected that these options will be incentive stock options. See "Management—Executive compensation—Employment agreements," above. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective executive officers and employees of Pacific Coast National Bancorp or the Bank at the discretion of our board of directors.

        Administration.    The plan will be administered initially by the full board of directors, although the administration may, in the future, be delegated to a committee of the full board. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan. The plan will permit the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee will determine, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement that will reflect the terms of the option.

        Option terms.    The plan will provide for the issuance of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

        The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option.

        The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash or, upon conditions established by the committee, by delivery of shares of our common stock that had been owned by the participant for at least six months prior to the date of exercise.

        The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

        Termination of options.    The terms of a particular option agreement may provide that the options will terminate, among other reasons, upon the holder's termination of employment or other status with us, upon a specified date or upon the holder's death or disability. A stock option agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. The stock incentive plan will provide that Pacific Coast National Bank's primary federal regulator may require holders of stock options to exercise or forfeit such options if Pacific Coast National Bank's capital falls below minimum requirements.

        Recapitalizations and reorganizations.    The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

        Amendment and termination of the plan.    The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

        Federal income tax consequences.    The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

  •
  Incentive stock options.    A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

  •
  Non-qualified stock options.    A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction. Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

Security ownership of management

        The table below sets forth the following information for each of our organizers, directors and executive officers:

  •
  his or her age as of June 30, 2004;

  •
  the number of shares of common stock he or she expects to purchase in the offering;

  •
  the number of shares of common stock he or she expects to own beneficially upon completion of the offering; and

  •
  the percentage that the number of shares beneficially owned bears to the minimum and maximum number of shares to be sold in the offering.

        The number of shares indicated in the table as beneficially owned, and the percentage ownership information, is based on "beneficial ownership" concepts as defined by the Securities and Exchange Commission. In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. In addition, this table reflects organizer/director warrants and shareholder warrants, which will be exercisable upon issuance. The table does not reflect employee stock options that may be granted to a particular executive officer because employee stock options will not vest, in any part, prior to one year following the date Pacific Coast National Bank opens for business. The address of our directors and executive officers is the same as the address for Pacific Coast National Bancorp.

Name (Age)	Number of shares subscribed for	Number of shares beneficially owned		Percentage of minimum offering(8)	Percentage of maximum offering(9)
Colin Forkner (60)	2,500	3,000	(2)(3)	*	*
Michael Hahn (45)	10,000	22,000	(1)(2)(3)	1.28%	1.15%
Richard W. Grinyer (56)	25,000	40,000	(1)(2)(3)	2.33%	2.09%
Terry A. Stalk (49)	3,200	3,840	(2)(4)	*	*
Nanette Barbour (60)	10,000	22,000	(1)(2)	1.28%	1.15%
Dominic Burtech (44)	10,000	22,000	(1)(2)	1.28%	1.15%
Michael J. Crain (41)	10,000	22,000	(1)(2)	1.28%	1.15%
Michael V. Cummings (63)	10,000	16,000	(2)(5)	*	*
David E. Davies (69)	250	4,275	(2)(5)	*	*
Fred A. deBoom (68)	2,500	7,000	(2)(5)	*	*
Walter B. Grinyer (52)	10,000	22,000	(1)(2)	1.28%	1.15%
Benjamin L. Hemeyer (58)	10,000	22,000	(1)(2)	1.28%	1.15%
David Johnson (57)	2,500	7,000	(2)(5)	*	*
Richard D. Kay, Jr. (39)	10,000	22,000	(1)(2)	1.28%	1.15%
John R. Kennedy (48)	25,000	40,000	(1)(2)	2.33%	2.09%
R.D. King (44)	10,000	22,000	(1)(2)	1.28%	1.15%
William J. Lang (71)	10,000	22,000	(1)(2)	1.28%	1.15%
Dennis C. Lindeman (57)	14,000	30,800	(1)(2)(6)	1.79%	1.61%
Donald R. Mealing (44)	15,000	28,000	(1)(2)	1.63%	1.46%
Denis H. Morgan (51)	12,500	25,000	(1)(2)	1.46%	1.31%
John S. Najjar (47)	10,000	22,000	(1)(2)	1.28%	1.15%
Stephen W. Pezman (63)	10,000	22,000	(1)(2)	1.28%	1.15%
Hans Schroeder (37)	25,000	40,000	(1)(2)	2.33%	2.09%
James W. Shute (38)	10,000	22,000	(1)(2)	1.28%	1.15%
Charles Speck (43)	10,000	22,000	(1)(2)	1.28%	1.15%
John Vuona (46)	2,500	7,000	(2)(5)	*	*
Leonard O. Yamamoto (50)	15,000	28,000	(1)(2)	1.63%	1.46%
Jennifer Navarro-Yhap (47) & Benjamin Yhap (60)	10,000	22,000	(1)(2)(7)	1.28%	1.15%

All organizers, directors and executive officers, as a group (29 persons)	294,950	587,915		29.50%	26.81%

Notes to beneficial ownership table

(1)
Includes organizer warrants to acquire 10,000 shares of common stock per organizer.

(2)
Includes shareholder warrants to acquire one share for each five shares purchased in the offering.

(3)
Does not include options to acquire shares of common stock equal to 4.0% of the shares sold in the offering.

(4)
Does not include options to acquire shares of common stock equal to 2.5% of the shares sold in the offering.

(5)
Includes outside director warrants to acquire 4,000 shares of common stock per outside director.

(6)
Includes organizer warrants to acquire 14,000 shares of common stock.

(7)
Jennifer Navarro-Yhap and Benjamin Yhap are considered one organizer.

(8)
Based on 1,700,000 shares of stock outstanding, plus the organizer/director warrants beneficially held by the person or the group, as applicable.

(9)
Based on 1,900,000 shares of stock outstanding, plus the organizer/director warrants beneficially held by the person or the group, as applicable.

RELATED PARTY TRANSACTIONS

        We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

  •
  In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Pacific Coast National Bank;

  •
  In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

  •
  In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

        In addition to these transactions, we have entered into business transactions with two of our organizers. James Shute, who is actively engaged in the business of real estate investment and consulting, has served as our leasing agent in connection our lease on the proposed San Clemente location. He is expected to receive a commission from Olen Commercial Realty Corporation in the approximate amount of $55,949 when the Bank opens for business. Finally, Richard Kay is leasing space, on a month-to-month basis, to Pacific Coast National Bancorp and upon receipt of preliminary approval, the Bank, for its temporary offices at 1291 Puerta Del Sol, San Clemente, California. The lease arrangement provides for payments of $1,750 per month from April 1, 2004 to August 31, 2004 and of $3,000 per month as of September 1, 2004.

        In addition, we have entered into consulting agreements with Michael Hahn, Terry Stalk, Colin Forkner and GRCAC, LLC, each of whom is actively involved in directing the organizational and pre-opening activities of Pacific Coast National Bancorp and Pacific Coast National Bank. Messrs. Hahn and Forkner and Ms. Stalk are each organizers of Pacific Coast National Bancorp and the Bank, and GRCAC, LLC is owned and operated by Richard Grinyer, who is an organizer of Pacific Coast National Bancorp and the Bank. These agreements provide for the payment to Mr. Forkner, Mr. Hahn, GRCAC, LLC, and Ms. Stalk of $94,200, $94,200, $82,200 and $76,200 annually, for consulting and advisory services rendered in connection with the organization of Pacific Coast National Bancorp and Pacific Coast National Bank. In addition, the consulting agreements provide for deferred compensation of $5,083, $3,834, $4,000 and $3,250 per month to be accrued for the benefit of Mr. Forkner, Mr. Hahn, GRCAC, LLC, and Ms. Stalk, respectively. These agreements are discussed more fully in the section titled "Management—Executive compensation—General," beginning on page 40.

DESCRIPTION OF COMMON STOCK

        The following discussion summarizes some of the important rights of our shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the California Business Corporation Act and our articles of incorporation and bylaws.

General

        Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $.01 par value, of which at least 1,700,000 shares will be issued in this offering. A maximum of 399,000 shares will be reserved for issuance under our stock incentive plan, the exact number of which will be equal to 21.0% of the total number of shares issued in the offering. Similarly, a number of shares equal to the number of organizer/director and initial shareholder warrants will be reserved for issuance upon the exercise of warrants to be granted to our directors, organizers and shareholders after Pacific Coast National Bank opens for business. We expect to issue 234,000 organizer/director warrants when the Bank opens for business, and we will also issue to each initial shareholder warrants allowing an initial shareholder to purchase one share of common stock for every five shares that he or she purchases in the offering.

        All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any preemptive right to acquire any authorized but unissued shares of our capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

Authorized but unissued shares

        The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management and possibly deprive the shareholders of opportunities to sell their shares of common stock for prices higher than prevailing market prices.

Warrants

        We expect to fund our organizational expenses from direct cash advances made by our organizers and from draws under a line of credit extended to us by TIB—The Independent BankersBank. Each of our organizers is providing a limited guarantee of the amounts drawn under the line of credit. We expect the organizational and pre-opening expenses to total approximately $2.1 million and describe them more fully in the section titled "Use of Proceeds—Organizational expenses," beginning on page 19. In the event that Pacific Coast National Bank does not open, our organizers will bear the risk of loss with respect to the direct cash advances and may be pursued by TIB—The Independent BankersBank with respect to any funds advanced under the pre-opening line of credit.

        We also recognize that our organizers and our proposed directors have played, and will continue to play, a critical role in the organizational process. Accordingly, in recognition of the expertise imparted and the time expended, and to be expended, by each of our organizers and proposed directors in the organizational process, as well as the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 234,000 warrants to our organizers and proposed directors. Each of our organizers, other than Dennis Lindeman, who is contributing his time and expertise, and placing funds "at risk" by means of the direct cash advances and limited guaranties, will receive warrants to purchase 10,000 shares of our common stock. Mr. Lindeman, who is the proposed Chairman of Pacific Coast National Bancorp and the Bank, has contributed significantly more time and effort during the organizational process than any other organizer who is not slated to be a senior executive officer of the Bank. Accordingly, for his efforts and the funds that he has placed "at risk" by means of direct cash advances and limited guaranties, he will receive warrants to purchase 14,000 shares of our common stock. Finally, five of the proposed initial directors of the Bank are not organizers of the proposed bank. However, each has imparted expertise and expended considerable time and effort during the organizational process and will receive warrants to purchase 4,000 shares of common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the Bank opens for business.

        In addition to the organizer/director warrants, each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in Pacific Coast National Bancorp from inception. Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he or she purchases in the offering. For example, if an investor purchases 6,000 shares of our common stock in this offering, he will receive warrants to purchase an additional 1,200 shares of our common stock. The initial shareholder warrants will vest on the date Pacific Coast National Bank opens for business and will expire three years later. Initial shareholder warrants are exercisable at a price of $12.50 per share.

        Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value. If the Bank's capital falls below the minimum level required by the Comptroller, we may be directed to require the holders to exercise or forfeit their warrants.

Dividends

        Because, as a holding company, we will initially conduct no material activities other than holding the common stock of Pacific Coast National Bank, our ability to pay dividends will depend on the receipt of dividends from the Bank. Initially, we expect that the Bank will retain all of its earnings to support its operations and to expand its business. Additionally, Pacific Coast National Bancorp and the Bank are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need to retain and build capital, neither Pacific Coast National Bancorp nor the Bank plans to pay dividends until we become profitable and recover any losses incurred during our initial operations. The payment of future dividends and the dividend policies of Pacific Coast National Bancorp and the Bank will depend on our earnings, capital requirements and financial condition, as well as other factors that our respective boards of directors consider relevant. See "Supervision and Regulation" beginning on page 53 for additional discussion of legal and regulatory restrictions on the payment of dividends.

Selected provisions of our articles of incorporation and bylaws

        Protective provisions.    Certain provisions of our articles of incorporation and bylaws highlighted below may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. These provisions include:

  •
  the availability of authorized but unissued shares for issuance from time to time at the discretion of our board of directors;

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  bylaw provisions enabling our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at the meeting; and

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  bylaw provisions establishing an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors.

        Although our bylaws do not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

        Indemnification.    Our articles of incorporation provide generally that we shall indemnify and hold harmless each of our directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from

  •
  an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency; or

  •
  other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pacific Coast National Bancorp, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Limitation of liability.    Our articles of incorporation limit the personal liability of our directors and officers in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a director's or officer's acts or omissions while acting in a capacity as a director or officer, with certain exceptions. Consistent with the California Business Corporation Act, our articles of incorporation do not limit the personal liability of our directors and officers in connection with

  •
  a breach of a director's duty of loyalty to the corporation or its shareholders;

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  an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

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  a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

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  an act or omission for which the liability of a director is expressly provided for by statute.

        Our articles of incorporation also contain a provision that, in the event that California law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation will be eliminated or limited to the fullest extent permitted by law. Our articles of incorporation do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

Shareholder action upon written consent

        Our articles of incorporation provide that any action required or permitted by law to be taken at a meeting of our shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action taken is signed by the holders of shares representing not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

Shares eligible for future sale

        Upon completion of the offering, we will have between 1,700,000 and 1,900,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Pacific Coast National Bancorp must comply with the resale limitations of Rule 144 under the Securities Act. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with, Pacific Coast National Bancorp. Affiliates of a company generally include its directors, executive officers and principal shareholders.

        In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

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  1% of the outstanding shares of common stock; or

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  the average weekly trading volume during the four calendar weeks preceding his or her sale.

        Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about Pacific Coast National Bancorp. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

        Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

        Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of Pacific Coast National Bancorp and Pacific Coast National Bank can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve, the FDIC, the Comptroller, the Internal Revenue Service and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

        The primary goals of the Bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to Pacific Coast National Bancorp and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the Bank's depositors and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Pacific Coast National Bancorp

        General.    Upon our acquisition of all of the capital stock of Pacific Coast National Bank following receipt of Federal Reserve approval, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the "Bank Holding Company Act of 1956, as amended" (Bank Holding Company Act). The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

        In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and commit resources to support the Bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations.

        Certain acquisitions.    The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than five percent of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

        Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

        Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in California may purchase a bank located outside of California. Conversely, an adequately capitalized and adequately managed bank holding company located outside of California may purchase a bank located inside California. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

        Change in bank control.    Subject to various exceptions, the Bank Holding Company Act and the "Change in Bank Control Act of 1978," together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to Pacific Coast National Bancorp, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

        Permitted activities.    Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

        Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

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  factoring accounts receivable;

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  making, acquiring, brokering or servicing loans and usual related activities;

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  leasing personal or real property;

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  operating a non-bank depository institution, such as a savings association;

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  trust company functions;

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  financial and investment advisory activities;

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  conducting discount securities brokerage activities;

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  underwriting and dealing in government obligations and money market instruments;

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  providing specified management consulting and counseling activities;

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  performing selected data processing services and support services;

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  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

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  performing selected insurance underwriting activities.

        Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

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  lending, exchanging, transferring, investing for others, or safeguarding money or securities;

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  insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

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  providing financial, investment or advisory services;

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  issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

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  underwriting, dealing in or making a market in securities;

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  other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

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  foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

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  merchant banking through securities or insurance affiliates; and

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  insurance company portfolio investments.

        To qualify to become a financial holding company, Pacific Coast National Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, the Company would be required to file an election with the Federal Reserve to become a financial holding company and to provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary "umbrella" regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. We currently have no plans to make a financial holding company election.

        Sound banking practice.    Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve's Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

        The "Financial Institutions Reform, Recovery and Enforcement Act of 1989" (FIRREA) expanded the Federal Reserve's authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. FIRREA increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

        Anti-tying restrictions.    Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

        Dividends.    Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudence, Pacific Coast National Bancorp, a bank holding company, generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below. As a California corporation, we are restricted under the "California Business Corporation Act of 1957" from paying dividends under certain conditions. Please see the section titled "Description of Common Stock—Dividends" beginning on page 50 for further information regarding the laws and regulations affecting our ability to pay dividends.

Pacific Coast National Bank

        On June 2, 2004, we filed an application with the Comptroller to organize a new national bank having its main office in San Clemente, California and with the FDIC for federal deposit insurance. We have received the preliminary approval of the Comptroller to organize a new national bank, and our FDIC application is pending. While FDIC approval is not assured, we have no reason to believe that the approval will not be forthcoming. The Comptroller's preliminary approval is subject to certain conditions including, among others, that we capitalize the Bank with at least $14.4 million within one year following preliminary approval, complete a satisfactory pre-opening examination and open the

Bank within 18 months following preliminary approval. The preliminary regulatory approval also contains other conditions that must be satisfied prior to opening the Bank. However, we would not expect to receive final approval of our regulatory applications until the offering is completed.

        Upon the approval of the Comptroller and FDIC to organize as a national bank, the Bank will be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Comptroller. The Comptroller will regularly examine the Bank's operations and will have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Comptroller will also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. The Bank will also be subject to numerous state and federal statutes and regulations that affect its business, activities and operations. The Bank's deposits will be insured by the FDIC to the maximum extent provided by law.

        Branching.    National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current California law, banks are permitted to establish branch offices throughout California with prior regulatory approval. In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in California. Finally, banks generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. California law, with limited exceptions, currently permits branching across state lines through interstate mergers. Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. California law currently permits de novo branching into the state of California on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch in California only if its home state has also elected to permit de novo branching into that state.

        Prompt corrective action.    The "Federal Deposit Insurance Corporation Improvement Act of 1991" (FDICIA) established a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized"), and all institutions are assigned one such category. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is "critically undercapitalized." The federal banking agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as "undercapitalized," "significantly undercapitalized," or "critically undercapitalized" is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an "undercapitalized" subsidiary's assets at the time it became "undercapitalized" or the amount required to meet regulatory capital requirements. An "undercapitalized" institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

        Deposit insurance assessments.    Banks must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a higher risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

        Expanded financial activities.    Similar to bank holding companies, the "Gramm-Leach-Bliley Financial Services Modernization Act of 1999" expanded the types of activities in which a bank may engage. Generally, a bank may engage in activities that are financial in nature through a "financial subsidiary" if the bank and each of its depository institution affiliates are "well capitalized," "well managed" and have at least a "satisfactory" rating under the Community Reinvestment Act. However, applicable law and regulation provide that the amount of investment in these activities generally are limited to 45% of the total assets of Pacific Coast National Bank, and these investments are deducted when determining compliance with capital adequacy guidelines. Further, the transactions between the Bank and this type of subsidiary are subject to a number of limitations.

        Expanded financial activities of national banks generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. The Bank currently has no plans to conduct any activities through financial subsidiaries.

        Community Reinvestment Act.    The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Comptroller, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the Bank. Because our aggregate assets are currently less than $250 million, under the Gramm-Leach-Bliley Act, we are subject to a Community Reinvestment Act examination only once every 60 months if we receive an outstanding rating, once every 48 months if we receive a satisfactory rating and as needed if our rating is less than satisfactory. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

        Other regulations.    Interest and other charges collected or contracted for by the Bank will be subject to state usury laws and federal laws concerning interest rates. The Bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

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  the federal "Truth-In-Lending Act," governing disclosures of credit terms to consumer borrowers;

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  the "Home Mortgage Disclosure Act of 1975," requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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  the "Equal Credit Opportunity Act," prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

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  the "Fair Credit Reporting Act of 1978," governing the use and provision of information to credit reporting agencies;

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  the "Fair Debt Collection Act," governing the manner in which consumer debts may be collected by collection agencies; and

  •
  the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

        The deposit operations of Pacific Coast National Bank will be subject to:

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  the "Right to Financial Privacy Act," which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

  •
  the "Electronic Funds Transfer Act" and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

        Dividends.    The Bank is required by federal law to obtain prior approval of the Comptroller for payments of dividends if the total of all dividends declared by its board of directors in any year will exceed its net profits earned during the current year combined with its retained net profits of the immediately preceding two years, less any required transfers to surplus. In addition, the Bank will be unable to pay dividends unless and until it has positive retained earnings. We expect to commence operations with an accumulated deficit as a result of organizational expenses attributable to the Bank and to generate losses during our early periods of operations. Accordingly, we will be unable to pay dividends until the accumulated deficit is eliminated.

        In addition, under FDICIA, the Bank may not pay any dividend if the payment of the dividend would cause the Bank to become undercapitalized or in the event the Bank is "undercapitalized." The Comptroller may further restrict the payment of dividends by requiring that a financial institution maintain a higher level of capital than would otherwise be required to be "adequately capitalized" for regulatory purposes. Moreover, if, in the opinion of the Comptroller, the Bank is engaged in an unsound practice (which could include the payment of dividends), the Comptroller may require, generally after notice and hearing, that the Bank cease such practice. The Comptroller has indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe banking practice. Moreover, the Comptroller has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

        Capital adequacy.    The Federal Reserve monitors the capital adequacy of bank holding companies, such as Pacific Coast National Bancorp, and the Comptroller monitors the capital adequacy of Pacific Coast National Bank. The federal bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to the safety and soundness of Pacific Coast National Bancorp and Pacific Coast National Bank. The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more and, generally, on a bank-only basis for bank holding companies with less than $150 million in consolidated assets. Each insured depository subsidiary of a bank holding company with less than $150 million in consolidated assets is expected to be "well-capitalized."

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

        The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, preferred stock (other than that which is included in Tier 1 Capital), and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

        In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies with assets of $150 million or more. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies with assets of $150 million or more generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that holding companies of such size experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve and the FDIC recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy.

        Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

        Restrictions on transactions with affiliates and loans to insiders.    Pacific Coast National Bancorp and Pacific Coast National Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

  •
  a bank's loans or extensions of credit to affiliates;

  •
  a bank's investment in affiliates;

  •
  assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

  •
  the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

  •
  a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

        The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

        Pacific Coast National Bancorp and Pacific Coast National Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

        The Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

        Privacy.    Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

        Anti-terrorism legislation.    In the wake of the tragic events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Also known as the "Patriot Act," the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The Patriot Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.

        Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

  •
  to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

  •
  to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

  •
  to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

  •
  to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

        Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Patriot Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.

        In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank or bank holding company in combating money laundering activities in their evaluation of bank and bank holding company merger or acquisition transactions. Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within 90 days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a "shell bank." Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.

        Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules on September 26, 2002 increasing the cooperation and information sharing among financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under these rules, a financial institution is required to:

  •
  expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network ("FinCEN");

  •
  notify FinCEN if an account or transaction is identified;

  •
  designate a contact person to receive information requests;

  •
  limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with Pacific Coast National Bank Secrecy Act; and

  •
  maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

        Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution: (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with the Bank Security Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

        The Secretary of the Treasury also adopted a rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the rule, financial institutions: (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

        Proposed legislation and regulatory action.    New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

        Effect of governmental monetary policies.    The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the "discount window," open market operations, the imposition of and changes in reserve requirements against member banks' deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that member banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

        All of the above laws and regulations add significantly to the cost of operating Pacific Coast National Bank and thus have a negative impact on our profitability. It should also be noted that there has been a tremendous expansion experienced in recent years by certain financial service providers that are not subject to the same rules and regulations as Pacific Coast National Bancorp or Pacific Coast National Bank. These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

        Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas, will pass upon the validity of the shares of common stock offered by this prospectus and the organizer and shareholder warrants to be issued by Pacific Coast National Bancorp.

EXPERTS

        Our audited financial statements as of June 30, 2004, and for the period from July 2, 2003 (inception) to June 30, 2004, included in this prospectus have been included in reliance on the report of Vavrinek, Trine, Day & Co., LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

        There are no material legal proceedings pending against Pacific Coast National Bancorp or Pacific Coast National Bank.

REPORTS TO SHAREHOLDERS

        Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2004 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

        We have filed or will file various regulatory applications with the FDIC, the Comptroller, and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the Comptroller, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

PACIFIC COAST NATIONAL BANCOR
(IN ORGANIZATION)

FINANCIAL STATEMENTS
WITH
INDEPENDENT AUDITORS' REPORT

JUNE 30, 2004

Vavrinek, Trine, Day & Co., LLP Certified Public Accountants & Consultants

INDEPENDENT AUDITORS' REPORT

To the Organizers of
Pacific Coast National Bancorp (In Organization)

        We have audited the accompanying balance sheet of Pacific Coast National Bancorp (In Organization) as of June 30, 2004, and the related statements of operations, changes in shareholders' deficit, and cash flows for the period from July 2, 2003 (Inception) to June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Coast National Bancorp (In Organization) as of June 30, 2004, and the results of its operations and its cash flows for the period from July 2, 2003 (Inception) to June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

[Signature]

Laguna Hills, California
August 4, 2004

25231 Paseo De Alicia, Suite 100    Laguna Hill, CA 92653    Tel: 949.768.0833    Fax: 949.768.8408    www.vtdcpa.com

FRESNO • LAGUNA HILLS • PALO ALTO • PLEASANTON • RANCHO CUCAMONGA • SAN JOSE

PACIFIC COAST NATIONAL BANCORP (IN ORGANIZATION)

BALANCE SHEET
June 30, 2004

ASSETS
Cash and Cash Equivelants	$129,030
Furniture, Fixtures and Equipment	13,655
Rent Deposits	34,701

$177,386

LIABILITIES AND SHAREHOLDERS' DEFICIT
LIABILITIES
Accounts Payable and Accrued Expenses	$111,035
Due to Organizers	745,000

TOTAL LIABILITIES	856,035

COMMITMENTS	—
SHAREHOLDERS' DEFICIT
Common Stock, $0.01 par value; 10,000,000 shares Authorized; None Issued and Outstanding	—
Deficit Accumulated During the Organizational Period	(678,649)

TOTAL SHAREHOLDERS' DEFICIT	(678,649)

$177,386

The accompanying notes are an integral part of these financial statements.

PACIFIC COAST NATIONAL BANCORP (IN ORGANIZATION)

STATEMENT OF OPERATIONS
For the Period from July 2, 2003 (Inception) to June 30, 2004

EXPENSES
Consulting Fees	$272,843
Rent and Other Occupancy Expense	7,911
Legal and Professional	344,812
OCC Application Fee	25,000
Other Expenses	28,083

678,649

NET LOSS	$(678,649)

The accompanying notes are an integral part of these financial statements.

PACIFIC COAST NATIONAL BANCORP (IN ORGANIZATION)

STATEMENT OF SHAREHOLDERS' DEFICIT
For the Period from July 2, 2003 (Inception) to June 30, 2004

	Common Stock
			Accumulated Deficit During Organizational Period
	Number of Shares	Amount		Total
BALANCE AT JULY 2, 2003	$—	$—	$—	$—
Net Loss			(678,649)	(678,649)

BALANCE AT JUNE 30, 2004	—	$—	$(678,649)	$(678,649)

The accompanying notes are an integral part of these financial statements.

PACIFIC COAST NATIONAL BANCORP (IN ORGANIZATION)

STATEMENT OF CASH FLOWS
For the Period from July 2, 2003 (Inception) to June 30, 2004

OPERATING ACTIVITIES
Net Loss	$(678,649)
Increase in Rent Deposits	(34,701)
Increase in Accounts Payable and Accrued Expenses	111,035

CASH USED BY OPERATIONS	(602,315)

INVESTING ACTIVITIES
Purchases of Furniture, Equipment and Fixtures	(13,655)

CASH USED BY INVESTING ACTIVITIES	(13,655)

FINANCING ACTIVITIES
Advances from Organizers	745,000

CASH PROVIDED BY FINANCING ACTIVITIES	745,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	129,030
CASH AND CASH EQUIVALENTS AT JULY 2, 2003	—

CASH AND CASH EQUIVALENTS AT JUNE 30, 2004	$129,030

The accompanying notes are an integral part of these financial statements.

PACIFIC COAST NATIONAL BANCORP (IN ORGANIZATION)

NOTES TO FINANCIAL STATEMENTS
June 30, 2004

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organizational Period Operations

        Pacific Coast National Bancorp (In Organization) (the "Company") was incorporated on July 2, 2003. Pacific Coast National Bancorp is being organized as the parent Company of Pacific Coast National Bank (proposed). Operations since incorporating consisted of securing a management team, developing a strategic plan, filing applications with the Office of the Comptroller of the Currency (OCC) and Federal Deposit Insurance Corporation ("FDIC"), and preparing the necessary forms and documents to raise capital. It is the Company's intention to sell a minimum of 1,700,000 shares of common stock at $10 per share in order to capitalize its proposed subsidiary, Pacific Coast National Bank (proposed).

        On June 2, 2004, the Company filed its Application for Authority to organize a national banking association with the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The costs incurred by the Company for the organization of Pacific Coast National Bank (proposed) will be reimbursed, subject to regulatory approval, by Pacific Coast National Bank (proposed) upon opening of the Bank.

Organizational Costs

        Organizational costs incurred from the period of the Company's organization through the commencement of operations will be charged directly to shareholders' equity.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks. The Company maintains amounts in banks, which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Furniture, Fixtures and Equipment

        Furniture, fixtures and equipment are carried at cost. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Income Taxes

        Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

Disclosure About Fair Value of Financial Instruments

        In December 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 126, "Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities," an amendment of SFAS No. 107. SFAS No. 126 is effective for fiscal years ending after December 15, 1996. In accordance with SFAS No. 126, the Company is exempt from the disclosure requirements of SFAS No. 107 and has therefore elected not to disclose fair value information for financial instruments.

Stock-Based Compensation

        SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company plans to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options issued to directors and employees will be measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee or director must pay to acquire the stock. The Company also intends to issue warrants to some of its organizers. Accordingly, compensation cost for warrants and stock options issued to organizers will be measured and the fair value of the options and warrants and will be treated as part of the organizational costs.

        In March 2004, the FASB issued an exposure draft of a proposed statement of financial accounting standards regarding stock-based compensation. The proposed standard would require all public entities to expense stock-based compensation. The proposed standard also addresses the accounting for and disclosure of stock-based compensation, including the proper methodology for expensing stock options. The exposure draft is open for public comment through June 30, 2004 and, if adopted as proposed, would be effective in 2005.

Recent Accounting Developments

        In November 2003, the Emerging Issues Task Force of the FASB reached consensus on Issue 03-1, "The Meaning of Other-Than -Temporary Impairment and Its Application to Certain Investments." Issue 03-1 provides guidance in the recognition and measurement of other-than-temporary impairment for debt and equity securities that are within the scope of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" and equity securities that are accounted for under the cost method of accounting, or cost method investments. The guidance for evaluating whether an investment is other-than-temporarily impaired should be applied in other-then-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. Issue 03-1 also provides guidance on disclosure requirements for other-than-temporary impairments. Those disclosure requirements were effective for fiscal years ending after December 15, 2003.

NOTE B—DUE TO ORGANIZERS

        The Company has received advances from its organizers. These amounts will be reimbursed, subject to OCC approval, out of the proceeds from the proposed stock offering and do not accrue interest while outstanding.

NOTE C—LEASE COMMITMENTS

Lease Commitments

        The Company has entered into a ten-year lease for its main office in San Clemente, California and a five-year lease for the facility that will be a banking office in Encinitas, California. The leases are contingent upon the Company obtaining approval to organize as a national banking association. In the event that approval is not received the leases call for a termination payment of approximately $335,000 that is guaranteed by the organizers of the Company. The leases are scheduled to start September 1, 2004 and December 1, 2004. The leases call for annual increases and the Company will also be responsible for its pro rata share of common area expenses and property taxes. The Company has entered into a month-to-month lease agreement with an organizer of the Company for temporary office space. The lease calls for monthly payments of $1,750. Rent expense amounted to $3,500 for the period ended June 30, 2004.

        The approximate future minimum annual payments for these leases are as follows:

2005	$188,520
2006	317,114
2007	323,199
2008	331,974
2009	342,133
Thereafter	1,141,260

$2,644,200

Management Agreements

        The Company has entered into employment agreements with certain executive officers which state that in the event the Company terminates employment without cause, and or upon a change in control of the Company, the Company may be liable for salaries ranging from 100% to 199% of a base amount as defined in the agreement. The agreements will commence when the Bank opens for business and will automatically renew for one-term after the initial period. The agreements also state that the executive officers will be eligible to participate in any executive incentive bonus plan and all other benefit programs adopted by the Bank.

Bankmark Consulting Agreement

        The Company has engaged Bankmark & Financial Marketing Services to assist the Company during the organizational process, including providing the Company with guidance with respect to capitalization strategy, public relations, event planning, director/senior management training, proposed shareholder database, management and marketing consulting. The agreement will expire 150 calendar days from the date of the final prospectus. The agreement calls for a total of $450,000 and $35,000 for each 30 day extension. As of June 30, 2004 the company had paid $198,000 towards the consulting agreement in accordance with the terms of the agreement. In addition, the agreement calls for certain expenses incurred in connection with the Bankmark Agreement, such as payment for the use of computer network systems, part-time support staff, printing costs, event costs, and graphic program development to be paid by the Company.

NOTE D—INCOME TAXES

        No tax benefit related to the loss incurred during the organizational process was recognized, as realization of the benefit is dependent upon future income.

        Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The loss incurred during the period ended June 30, 2004 will be capitalized as startup and organizational expenses for tax purposes and amortized over five years once operations begin. As of June 30, 2004 the amount of deferred taxes related to organizational and startup expenses was approximately $278,000. The Company has also recorded a valuation allowance of $278,000 as of June 30, 2004.

NOTE E—RELATED PARTY TRANSACTIONS

        The Company has entered into business transactions with a director and an organizer. A director, who is actively engaged in the business of real estate investment and consulting, has served as the Company's leasing agent in connection with the lease on the proposed San Clemente location. The director is expected to receive a commission from the lessor in the approximated amount of $55,949. The Company has entered into a month-to-month lease agreement with an organizer for temporary offices during the organizational period. The lease arrangement provides for payments of $1,750 per month starting April 1, 2004.

APPENDIX A

SUBSCRIPTION AGREEMENT
PACIFIC COAST NATIONAL BANCORP

        IMPORTANT:    This Subscription Agreement, completed and signed, together with full payment by check payable to the order of "TIB—The Independent BankersBank—Escrow Account for Pacific Coast National Bancorp" for the shares of common stock for which the undersigned is subscribing must be sent to:

BY HAND DELIVERY: TIB—The Independent BankersBank Escrow Account for Pacific Coast National Bancorp 350 Phelps Drive, Suite 200 Irving, Texas 75038	BY FIRST CLASS MAIL: TIB—The Independent BankersBank Escrow Account for Pacific Coast National Bancorp P.O. Box 560528 Dallas, Texas 75356-0528

        I hereby subscribe to purchase the number of shares of common stock ("Shares") of Pacific Coast National Bancorp ("Company") indicated below and have enclosed a check in the amount of $10.00 multiplied by the number of shares I wish to buy. I have received a copy of the Company's prospectus, dated November 10, 2004. In connection with my purchase, I understand and agree as follows: (1) My purchase of the Company's common stock involves significant risks, as described under "Risk Factors" in the prospectus; (2) No federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock; and (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        This Subscription Agreement is final, binding and irrevocable. If the organizers are unable to sell at least 1,700,000 shares of common stock or fail to receive all required regulatory approvals to open the Company's proposed banking subsidiary, the escrow agent will promptly return all subscription funds to me, with any interest earned thereon without deduction for expenses.

NO. OF SHARES (MIN. 250 SHARES)		TOTAL PURCHASE PRICE ENCLOSED
X $10.00 (PRICE PER SHARE) =

        Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date		Signature*	Signature (if multiple subscribers)*
Please indicate form of ownership		Print Name	Print Name
☐ ☐	individual joint tenants with right of survivorship	Address	Address
☐ ☐	tenants in common trust	Address	Address
☐ ☐	corporation partnership	Social Security or Federal Tax ID No.	Social Security or Federal Tax ID No.
☐ ☐	custodian other	Telephone-Day / Telephone Evening	Telephone-Day / Telephone Evening

*
When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

ACCEPTED:	PACIFIC COAST NATIONAL BANCORP
	By:	Michael Hahn, President	Date of Acceptance	Number of Shares Accepted

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
THE OFFERING
DETERMINATION OF OFFERING PRICE
USE OF PROCEEDS
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS
PROPOSED BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
DESCRIPTION OF COMMON STOCK
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
LEGAL PROCEEDINGS
REPORTS TO SHAREHOLDERS
ADDITIONAL INFORMATION

  •
  You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.

  •
  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

  •
  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

  •
  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 1,900,000 Shares

PACIFIC COAST
NATIONAL
BANCORP

Common Stock

Prospectus
November 10, 2004